                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF

                         GAYLORD CONTAINER CORPORATION
                                      FOR

                              $1.17 NET PER SHARE
                                       BY

                     TEMPLE-INLAND ACQUISITION CORPORATION
                      AN INDIRECT, WHOLLY-OWNED SUBSIDIARY
                                       OF

                               TEMPLE-INLAND INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, FEBRUARY 19, 2002, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $.0001 PER SHARE, OF GAYLORD CONTAINER CORPORATION (THE "COMPANY"), INCLUDING THE ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT, TOGETHER WITH THE SHARES THEN OWNED BY TEMPLE-INLAND INC. ("PARENT") AND TEMPLE-INLAND ACQUISITION CORPORATION (THE "PURCHASER"), REPRESENTS AT LEAST TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED HEREIN), (II) THE RECEIPT BY THE DEPOSITARY (AS DEFINED HEREIN) OF THE VALID AND UNWITHDRAWN TENDER OF THE COMPANY'S 9 3/8% SENIOR NOTES DUE 2007, 9 3/4% SENIOR NOTES DUE 2007 AND 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008 (COLLECTIVELY, THE "NOTES") (AND RELATED CONSENTS) OF EACH SERIES REPRESENTING AT LEAST 90% IN AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING NOTES OF SUCH SERIES, PURSUANT TO PARENT'S, OR ITS DESIGNEE'S, SEPARATE OFFERS TO PURCHASE SUCH NOTES, AND (III) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 21, 2002 (THE "MERGER AGREEMENT"), AMONG PARENT, THE PURCHASER AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE RECOMMENDATION OF ITS INDEPENDENT SPECIAL COMMITTEE, AMONG OTHER FACTORS, HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY,
(II) APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND
(III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF NECESSARY, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                                   IMPORTANT

     Any stockholder of the Company wishing to tender Shares in the Offer must
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer as set forth in
Section 3 herein or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Rights are presently evidenced by the certificates for the Shares of Common Stock and a tender by a stockholder of such stockholder's Shares of Common Stock will also constitute a tender of the associated Rights. Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Depositary at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.
                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY
January 22, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
INTRODUCTION................................................     5
THE TENDER OFFER............................................     7
   1. Terms of the Offer....................................     7
   2. Acceptance for Payment and Payment for Shares.........     9
   3. Procedures for Tendering Shares.......................    10
   4. Withdrawal Rights.....................................    13
   5. Certain United States Federal Income Tax
     Considerations.........................................    13
   6. Price Range of Shares; Dividends......................    14
   7. Certain Information Concerning the Company............    15
   8. Certain Information Concerning Parent and the
     Purchaser..............................................    16
   9. Source and Amount of Funds or Other Consideration.....    17
  10. Background of the Offer; Past Contacts or Negotiations
     with the Company.......................................    18
  11. The Merger Agreement; Other Arrangements..............    30
  12. Purpose of the Offer; Plans for the Company...........    40
  13. Certain Effects of the Offer..........................    41
  14. Dividends and Distributions...........................    47
  15. Certain Conditions of the Offer.......................    47
  16. Certain Legal Matters; Regulatory Approvals...........    49
  17. Appraisal Rights......................................    52
  18. Fees and Expenses.....................................    52
  19. Miscellaneous.........................................    53
SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE
  PURCHASER.................................................    54

                               SUMMARY TERM SHEET

     Temple-Inland Acquisition Corporation is offering to purchase all of the outstanding common stock of Gaylord Container Corporation for $1.17 in cash. The following are some of the questions you, as a stockholder of Gaylord, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Temple-Inland Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the shares of common stock of Gaylord and have carried on no other business other than in connection with the merger agreement among Temple-Inland Inc., Gaylord and ourselves. We are an indirect, wholly-owned subsidiary of Temple-Inland Inc., a Delaware corporation whose shares of common stock are listed on the New York Stock Exchange and the Pacific Exchange. Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. The business of Temple-Inland is divided among three groups: paper, which manufactures corrugated packaging products; building products, which manufactures a wide range of building products and manages Temple-Inland's forest resources of approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama; and financial services, which consists of savings bank, mortgage banking, real estate, and insurance brokerage activities. See the "Introduction" and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding shares of Class A common stock of Gaylord, which constitutes all of its outstanding common stock, and the rights to purchase preferred stock associated with those shares. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $1.17 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

WHAT WAS THE RESULT OF THE EARLIER TENDER OFFER FOR MY SHARES? WHAT IS DIFFERENT ABOUT THIS OFFER?

     On September 28, 2001, we launched a tender offer to purchase all of the common stock of Gaylord for $1.80 per share. That offer was, and this offer is, conditioned upon, among other things, the valid tender, in separate concurrent tender offers, of 90% in aggregate principal amount of each series of Gaylord's outstanding 9 3/8% Senior Notes due 2007, 9 3/4% Senior Notes due 2007 and
9 7/8% Senior Subordinated Notes due 2008. On December 3, 2001, we reduced our offer price for the common stock of Gaylord in that offer to $1.25 per share to provide part of the funding for additional consideration to be offered in the concurrent tender offers for Gaylord's notes. On January 7, 2002, we allowed all offers to expire because a sufficient amount of Gaylord's notes still had not been tendered.

     The additional reduction of the offer price in this new tender offer provides part of the funding for a further increase in the consideration to be offered in the concurrent tender offers for Gaylord's notes. We have agreed to provide an additional amount of approximately $44.1 million over our original offer, including an additional $6.0 million over the revised original offer. An additional amount of approximately $17.0 million is again to be provided as a result of agreed reductions by certain current and former senior executives of Gaylord to the benefits that they would be entitled to receive under their employment or severance arrangements or pursuant to Gaylord's Supplemental Executive Retirement Plan. We believe that the additional consideration to be offered to the holders of Gaylord's notes should induce noteholders to tender a sufficient amount of the notes so that the minimum note tender condition may be satisfied. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Temple-Inland Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the tender offer and to provide funding for the merger, which is expected to follow the successful completion of the tender offer in accordance with the terms and conditions of the merger agreement. The Offer is not conditioned on our obtaining any financing. Temple-Inland Inc. will obtain its funds pursuant to a term credit facility from Citibank, N.A. and Salomon Smith Barney Inc. See
Section 9 for a description of our financing arrangements.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE TENDER OFFER?

     We do not think our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash, and our offer is not contingent upon our receipt of financing. See Section 9 for a description of our financing arrangements.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Tuesday, February 19, 2002 to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement and applicable law, we can extend the offer at any time and from time to time in our sole discretion. We have agreed in the merger agreement that we may extend and re-extend the offer without Gaylord's consent if any of the conditions to the offer have not been satisfied or waived at the scheduled expiration date. However, without Gaylord's consent we may not extend the offer beyond March 15, 2002, unless required to so extend the offer pursuant to regulations of the Securities and Exchange Commission.

     In addition, after we have purchased shares tendered in the offer, we may elect to provide a "subsequent offering period" if less than 90% of the shares outstanding on a fully-diluted basis were properly tendered and not withdrawn. A subsequent offering period, if one is provided, will be an additional period of from 3 to 20 business days, beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration for those shares promptly after they are tendered. See Section 1 for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Computershare Trust Company of New York (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that are validly tendered unless:

     - the number of shares validly tendered and not withdrawn before the expiration date of the offer, together with the shares then owned by Temple-Inland and Temple-Inland Acquisition Corporation,
represents at least two-thirds of the then outstanding shares on a fully diluted basis (this condition is called the "minimum stock condition" and cannot be waived by us);

     - the depositary receives the valid and unwithdrawn tender of at least 90% in aggregate principal amount of each series of the Company's outstanding 9 3/8% Senior Notes due 2007, 9 3/4% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2008, pursuant to Temple-Inland's separate offers to purchase such notes;

     - there is no material adverse change in Gaylord or its business; and

     - the expiration or termination of the applicable waiting period under applicable antitrust laws has occurred.

     The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without Gaylord's consent, except the minimum stock condition. See Section 15.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a properly completed letter of transmittal, to Computershare Trust Company of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by Friday, March 22, 2002, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw, however, will not apply to the subsequent offering period discussed in Section 1. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

DOES THE GAYLORD BOARD OF DIRECTORS RECOMMEND THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been unanimously approved by the Gaylord board of directors. The board of directors of Gaylord, based upon the recommendation of its Independent Special Committee, among other factors, has unanimously (1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Gaylord, (2) approved and adopted the merger agreement, the offer and the merger and (3) recommended that Gaylord's stockholders accept the tender offer, tender their shares pursuant to the tender offer and, if necessary, approve and adopt the merger agreement and the merger. See the "Introduction."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL GAYLORD CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Gaylord will no longer be publicly owned. Even if for some reason the merger does not take place, after we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Gaylord common stock will no longer be eligible to be traded on the American

Stock Exchange, there may not be a public trading market for Gaylord stock and Gaylord may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE GAYLORD SHARES ARE NOT PURCHASED IN THE OFFER?

     Yes. If we accept for payment and pay for at least two-thirds of the outstanding shares of Gaylord, Temple-Inland Acquisition Corporation will be merged with and into Gaylord. If that merger takes place, Temple-Inland will indirectly own all of the issued and outstanding shares of Gaylord, and all remaining stockholders of Gaylord (other than Temple-Inland, its subsidiaries and stockholders properly exercising dissenters' rights) will receive $1.17 per share in cash (or any other higher price per share that is paid in the offer). See the "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and you will have waived your dissenters' rights under Delaware law. If the merger does not take place, however, the number of stockholders and the number of shares of Gaylord common stock that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Gaylord common stock. Also, as described above, Gaylord may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 18, 2002, the last trading day before we announced and commenced the offer and the possible merger, the last sale price of Gaylord common stock reported on the American Stock Exchange was $0.91 per share. We advise you to obtain a recent quotation for shares of Gaylord common stock in deciding whether to tender your shares. See Section 6.

WHAT ARE THE PRINCIPAL TAX CONSEQUENCES OF TENDERING MY SHARES?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who tenders shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call our information agent D. F. King & Co., Inc. at (800) 549-6650 (toll-free). See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Gaylord Container Corporation:

                                  INTRODUCTION

     Temple-Inland Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Temple-Inland Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of Gaylord Container Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock issued pursuant to the Rights Agreement, dated June 12, 1995 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights" and, together with the Common Stock, the "Shares") at a price of $1.17 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Purchaser previously launched on September 28, 2001 a tender offer (the "Original Offer") to purchase all outstanding Shares at a price of $1.80 per Share pursuant to an Agreement and Plan of Merger, dated as of September 27, 2001 (the "Original Merger Agreement"), among the Company, Parent and the Purchaser. On December 3, 2001, the Purchaser revised the Original Offer and reduced the Original Offer price from $1.80 to $1.25 per Share pursuant to Amendment No. 1 to the Original Merger Agreement. The reduction in the Original Offer price was intended to provide part of the funding for additional consideration to be offered in the concurrent tender offers for the Company's notes being made by Inland Container Corporation I, a wholly-owned subsidiary of Parent (the "Notes Subsidiary"). The consideration offered in the notes tender offers was increased to induce additional holders of the notes to tender an aggregate principal amount of notes sufficient to satisfy the Purchaser's minimum note condition to the Original Offer. However, on January 8, 2002, Parent terminated the Original Merger Agreement after announcing that the Original Offer had expired and that the Purchaser and Parent had elected not to accept for payment any of the Shares tendered in the Original Offer because the minimum tender conditions to the Original Offer were not satisfied.

     The further reduction of the new Offer Price to $1.17 provides part of the funding for a further increase in the consideration to be offered in the concurrent tender offers for the Company's notes. Parent believes that the greater consideration to be offered in the new notes tender offers should induce the holders of the notes to tender an aggregate principal amount of notes sufficient to satisfy the Purchaser's minimum note condition to the Offer. In addition, certain current and former senior executives of the Company have again agreed to a reduction in the benefits that they would be entitled to receive under their employment or severance arrangements or pursuant to the Company's Supplemental Executive Retirement Plan. These reductions, which average approximately 43% of the amounts these executives would be entitled to receive, total approximately $17.0 million. Parent will also provide approximately $44.1 million in additional funds over the Original Offer, including an additional amount of approximately $6.0 million over the revised Original Offer, to further increase the total consideration to be offered to the noteholders.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 21, 2002 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation"), indirectly wholly-owned by Parent. Pursuant to the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the

"Merger Consideration"). The Merger Agreement is more fully described in Section 11, which also contains a discussion of the treatment of stock options. We are not asking for a proxy and you are requested not to send us a proxy. Any solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of Computershare Trust Company of New York, as depositary (the "Depositary"), and D. F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BASED UPON THE RECOMMENDATION OF ITS INDEPENDENT SPECIAL COMMITTEE, AMONG OTHER FACTORS, HAS UNANIMOUSLY (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF NECESSARY, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     Deutsche Banc Alex. Brown Inc. ("Deutsche Banc") and Rothschild Inc. ("Rothschild"), the Company's financial advisors, each has delivered to the Company Board its written opinion dated January 21, 2002, to the effect that, as of such date and based on and subject to the matters stated in such opinions, the per Share cash to be received in the Offer and the Merger by the holders of Shares is fair from a financial point of view to such holders (other than Parent and its affiliates). The full text of each written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Exchange Act, which is being mailed to stockholders concurrently herewith. Stockholders are urged to read carefully the full text of each opinion in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY PARENT AND THE PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM STOCK CONDITION"), (2) THE RECEIPT BY THE DEPOSITARY OF THE VALID AND UNWITHDRAWN TENDER OF THE COMPANY'S 9 3/8% SENIOR NOTES DUE 2007, 9 3/4% SENIOR NOTES DUE 2007 AND 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008 (COLLECTIVELY, THE "NOTES") (AND RELATED CONSENTS) REPRESENTING AT LEAST 90% IN AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING NOTES OF EACH SERIES (THE "MINIMUM NOTE CONDITION"), PURSUANT TO PARENT'S, OR ITS DESIGNEE'S, SEPARATE OFFERS TO PURCHASE SUCH NOTES (THE "NOTES TENDER OFFERS"), AND (3) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION") AND ANY APPLICABLE WAITING PERIOD UNDER ANY APPLICABLE FOREIGN ANTITRUST OR COMPETITION LAWS HAVING EXPIRED OR BEEN TERMINATED. PLEASE READ SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THIS OFFER.

     For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options (other than the options to be cancelled pursuant to the Merger Agreement), warrants and other rights or securities convertible into shares of Common Stock, whether or not currently exercisable, except for the Rights and Shares issuable to Parent pursuant to the Stock Option Agreement, dated as of January 21, 2002, between the Company and Parent, to the extent Parent has not exercised its option.

     Pursuant to the Merger Agreement, the Company has represented to Parent that, on January 16, 2002, (1) 56,007,310 Shares were issued and outstanding,
(2) 1,729,066 Shares were subject to the exercise of stock options, (3) 230,479 Shares (which are included in the number outstanding in clause (1)) were subject to the exercise of warrants, and (4) 1,957,000 Shares (which are included in the number outstanding in clause (1)) were restricted shares of Common Stock. Neither Parent, the Purchaser nor any person listed on Schedule I hereto (except as set forth thereon) beneficially owns any Shares. Accordingly, the Purchaser believes that the Minimum Stock Condition would be satisfied if approximately 38,490,920 Shares were validly tendered and not withdrawn prior to the Expiration Date, though the number required to meet the Minimum Stock Condition will likely be lower due to the cancellation of certain stock options pursuant to Section 3.4(a) of the Merger Agreement. See Section 13.

     The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, as a result of which Parent and its affiliates will own beneficially at least a majority of the then outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement) and (2) the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding. Parent intends to choose its designees to the Company Board from those persons listed in Schedule I hereto. The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Parent's designees to be so elected; provided, however, that until the Effective Time there shall be at least two members of the Company Board who are directors as of the date of the Merger Agreement and are not employees of the Company. See Section 11.

     In connection with the Offer and the Merger, the Company Board has amended the Rights Agreement to render the Rights and the Rights Agreement inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Minimum Stock Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 19, 2002, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon the satisfaction of the Minimum Stock Condition, the Minimum Note Condition and the other conditions set forth in
Section 15. The Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Stock Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive all of the unsatisfied conditions (other than the Minimum Stock Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or
(3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     Without the consent of the Company, the Purchaser will not make any change that (1) changes the form or amount of consideration to be paid in the Offer (other than by adding consideration), (2) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Section 15, (3) changes or waives the Minimum Stock Condition or (4) amends any other term of the Offer in a manner materially adverse to the holders of Shares.

     Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Offer beyond the scheduled Expiration Date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by the Merger Agreement, waived. The Purchaser, however, may not extend the Offer beyond March 15, 2002, without the consent of the Company, except that Parent may extend the Expiration Date after March 15, 2002, as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"). Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (1) to terminate the Offer if any of the conditions set forth in Section 15 has not been satisfied and (2) to waive any condition to the Offer (other than the Minimum Stock Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination or waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for purchase all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly purchase all Shares so accepted for payment.

     The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to PR Newswire.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

     The Company has provided the Purchaser with a list of the stockholders of the Company and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment of Shares in order to comply in whole or in part with any applicable law. See Section 16.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm which is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, mail or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) is received by the Depositary.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY

MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY RECEIPT.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (or such other Shares or securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate for payments made after December 31, 2001 and before January 1, 2004 is 30%). All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, March 22, 2002 (or such later date as may apply if the Offer is extended). However, Shares tendered in any Subsequent Offering Period may not be withdrawn.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 hereof, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of the Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 hereof.

     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate for payments made after December 31, 2001 and before January 1, 2004 is 30%) unless the stockholder provides its TIN and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 3. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold on payments made to such stockholder at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate for payments made after December 31, 2001 and before January 1, 2004 is 30%). Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as: non-U.S. persons; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities or currencies; stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation; or stockholders who hold their shares as part of a hedge, straddle, synthetic security, conversion transaction, integrated investment or other risk-reduction transaction.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares trade on the American Stock Exchange under the symbol "GCR." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. The

Rights trade together with the Common Stock. Share prices are as reported on the American Stock Exchange based on published financial sources.

                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year 2000:
  First Quarter.............................................    7.50     5.50
  Second Quarter............................................    7.75     4.63
  Third Quarter.............................................    6.38     2.44
  Fourth Quarter............................................    3.75     1.19
Fiscal Year 2001:
  First Quarter.............................................    2.50     0.88
  Second Quarter............................................    1.98     1.00
  Third Quarter.............................................    1.34     0.91
  Fourth Quarter............................................    1.50     0.60
Fiscal Year 2002:
  First Quarter.............................................    1.34     0.75
  Second Quarter (through January 18).......................    1.14     0.30

     On January 18, 2002, the last full day of trading before the public announcement of the execution of the Merger Agreement and the commencement of the Offer, the closing price of the Shares on the American Stock Exchange was $0.91 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a Delaware corporation with its principal offices located at 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015. The telephone number of the Company is (847) 405-5500. According to the Company's Form 10-K for the fiscal year ended September 30, 2001, the Company operates three containerboard and unbleached kraft paper mills, fourteen corrugated container plants, four corrugated sheet feeder plants, two multiwall bag plants, five retail bag plants, a preprint and graphics center, a cogeneration facility and, through a wholly-owned, independently-operated subsidiary, a specialty chemical facility.

     Financial Information. Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 2000 and 2001 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, beginning on page 19 of such report. The report may be inspected at, and copies may be obtained from, the same places and in the same manner set forth under "Available Information" below.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and executive officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional office located at Citicorp Center, 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 88 Trinity Place, 5th Floor, Library, New York, New York 10006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither the Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser or Parent.

8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     General. Parent is a Delaware corporation with its principal offices located at 1300 MoPac Expressway South, Austin, Texas 78746. The telephone number of Parent is (512) 434-8000. Parent is a holding company that conducts all of its operations through its subsidiaries. The business of Parent is divided among three groups: (1) the Paper Group manufactures corrugated packaging products, (2) the Building Products Group manufactures a wide range of building products and manages Parent's forest resources of approximately 2.2 million acres of timberland in Texas, Louisiana, Georgia, and Alabama, and (3) the Financial Services Group consists of savings bank, mortgage banking, real estate and insurance brokerage activities. The Paper Group, of which the Company would be a part after the Merger, is a vertically integrated corrugated packaging operation that is operated by Inland Paperboard and Packaging, Inc., and consists of four linerboard mills, one corrugating medium mill, fifty-two box plants, and eight specialty converting plants.

     The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 1300 MoPac Expressway South, Austin, Texas 78746. The telephone number of the Purchaser is (512) 434-8000. The Purchaser is an indirect, wholly-owned subsidiary of Parent. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

     The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities, laws, or a finding of any violation of federal or state securities laws.

     Except as described in this Offer to Purchase and Schedule I hereto, (1) none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase and Schedule I hereto, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase and Schedule I hereto, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. The total amount of funds required by the Purchaser to consummate the Offer and the Merger is estimated to be approximately $65.5 million, plus any related transaction fees, expenses and severance amounts. Parent estimates that the total amount of funds required to consummate the Offer, the Merger, the Notes Tender Offers, assuming tender of all the Notes, and to satisfy all the bank debt and other senior secured obligations, is approximately $847.3 million, plus any related transaction fees, expenses and severance amounts.

     Parent will provide the Purchaser with the funds. Parent expects to obtain the funds in accordance with the terms of a commitment letter, dated September 26, 2001 as extended pursuant to letter agreements dated November 30, 2001 and January 21, 2002, that it entered into with Citibank, N.A., as administrative agent, and Salomon Smith Barney Inc., as sole arranger, book manager and syndication agent. Pursuant to the commitment letter, Citibank intends to make available to Parent up to $900,000,000 under a 364-day credit facility. The commitment letter provides that Parent, Citibank and Salomon Smith Barney will enter into appropriate loan documentation for the credit facilities. The commitment letter contains, and the loan documentation will contain, representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar agreements. The facility will be secured by a first-priority pledge of the acquired debt and capital stock of the Company, as well as by a first-priority pledge of the capital stock of the Purchaser. Additionally, up to $250,000,000 of the facility will be (1) secured by a first-priority lien on certain assets of Parent and its subsidiaries and (2) guaranteed by Inland Paperboard and Packaging, Inc. The stated interest rate for the credit facility shall be LIBOR (to be defined in the loan documentation) plus 100 basis points, with an effective rate of LIBOR plus 150 basis points.

     The commitment letter and the related letter agreements have been filed as exhibits to the Tender Offer Statement on Schedule TO filed by Parent and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The above summary is not a complete description of the terms and conditions of the commitment letter, and is qualified in its entirety by reference to the full text of the commitment letter and the related letter agreements.

     At this time Parent has not made any alternative financing arrangements or plans if financing cannot be obtained through this credit facility. Parent intends to repay borrowings under the credit facility from working capital and funds provided by future operations, and to refinance any outstanding borrowings on or prior to the maturity date. While Parent has no specific arrangements in this regard at this time, Parent currently expects that it will be able to obtain any refinancing on commercially reasonable terms at the time.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     During January 2000, financial advisors of the Company contacted Parent's management and others regarding the Company's desire to present financial information to Parent and others to ascertain interest in a potential transaction involving the Company.

     On January 19, 2000, Parent entered into a confidentiality agreement with the Company. In such agreement Parent agreed not to, and not to encourage or assist others to, for a period of two years, (1) acquire any voting securities or assets of the Company, (2) propose any form of business combination or similar transaction relating to the Company, (3) participate in any proxy solicitation of the Company's voting securities, (4) participate in a group with respect to the Company's voting securities, (5) discuss with third parties any of the foregoing, (6) disclose any intention or plan inconsistent with the foregoing, (7) seek control of the management, board of directors or policies of the Company or (8) request the Company to amend such provisions in the confidentiality agreement, without the prior written consent of the Company. The agreement provides for such standstill provisions to terminate upon the earlier of (a) the execution of an agreement by the Company providing for a sale of all or substantially all of the Company's assets or a combination of the Company with another entity other than one in which the stockholders of the Company immediately before such combination hold immediately after the combination, at least 51% of the voting securities of the combined entity or (b) any group shall have commenced a tender or exchange offer intending to acquire 51% or more of the Company's capital stock entitled to vote in the election of directors or acquired or announced an intention to acquire such a controlling interest.

     After execution of the confidentiality agreement, the Company provided certain information to Parent. Following review of that information, Parent determined that the expected enterprise value of the Company and any potential offer by Parent to enter into a transaction with the Company would not be sufficient to satisfy the Company's debtholders' and equityholders' expectations. Parent elected not to enter into negotiations for a transaction at that time and returned the material received by Parent to the Company.

     Between March 2000 and November 2000, Kenneth Jastrow, Chairman and Chief Executive Officer of Parent, and Marvin A. Pomerantz, Chairman and Chief Executive Officer of the Company, engaged in occasional preliminary discussions about a possible transaction between Parent and the Company.

     On November 7, 2000, representatives of Salomon Smith Barney met with senior management of Parent to discuss the attractiveness and viability of Parent acquiring the Company.

     On November 13, 2000, Salomon Smith Barney sent follow-up information to Parent's senior management.

     On November 16, 2000, Mr. Jastrow had a preliminary phone conversation with Mr. Pomerantz regarding a possible transaction.

     On November 18, 2000, Mr. Jastrow met with Mr. Pomerantz in Des Moines, Iowa, to discuss the initial concept for structuring a transaction.

     On December 8, 2000, Parent's Board of Directors met by telephone, and Salomon Smith Barney presented information regarding the value, timing and structure of a proposed transaction. Parent's Board of Directors authorized the officers of Parent to further pursue the transaction, to continue negotiations and to conduct appropriate due diligence.

     On December 15, 2000, Mr. Jastrow met with Mr. Pomerantz and Daniel P. Casey, Vice Chairman and Chief Financial Officer of the Company, in Chicago at which meeting Mr. Jastrow delivered a letter dated December 14, 2000 to Mr. Pomerantz to propose a business combination in which Parent would acquire all of the outstanding stock of the Company. The proposal also contemplated the retirement of the Company's debt.

     On December 20, 2000, Parent executed an engagement letter with Salomon Smith Barney to advise Parent in connection with the possible acquisition of the Company. Later that day, the Company's and Parent's financial advisors met by conference call to review the value, timing and structure of the transaction.

     On December 28, 2000, and on January 5, 2001, Parent's financial advisors sent letters to Mr. Pomerantz with additional information regarding market conditions, additional back-up information and additional information addressing open issues.

     On January 10, 2001, the Company's Board of Directors met at a special meeting to discuss the transaction proposed by Parent. The Company's senior management and financial advisors described for the Board the terms and conditions of Parent's offer and the Company's outside legal advisors reviewed the fiduciary duties of the directors. Following a discussion of the terms, structure and value of the proposed transaction and other related issues, the Company's Board of Directors directed management to pursue the proposed transaction.

     On January 15, 2001, at the request of the Company's advisors, representatives from Salomon Smith Barney, Deutsche Banc and Rothschild met at Salomon Smith Barney headquarters in New York to review the value, timing and structure of the transaction.

     On January 23, 2001, at the request of Deutsche Banc, representatives from Salomon Smith Barney, Deutsche Banc and Rothschild participated in a conference call to follow up on the meeting of such advisors on January 15, 2001.

     On January 29, 2001, Messrs. Jastrow and M. Richard Warner, Chief Administrative Officer of Parent, met with Messrs. Pomerantz and Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to further discuss pricing and structure of a potential transaction.

     On February 2, 2001, a conference call was held by the Company's and Parent's financial advisors to discuss a possible transaction.

     On February 2, 2001, at a regular meeting of Parent's Board of Directors, Parent's management updated Parent's Board of Directors on the status of discussions and negotiations. Parent's Board of Directors approved continuation of the negotiation process and due diligence on the transaction.

     On February 5, 2001, Salomon Smith Barney and Deutsche Banc met by conference call to review Deutsche Banc's methodology and valuation assumptions.

     On February 7, 2001, at a regular meeting of the Company's Board of Directors, the Company's senior management and financial advisors updated the directors on the status of their discussions with Parent and its financial advisors. The Company's outside legal advisors once again reviewed the fiduciary duties of the directors. After a discussion of the terms, structure and value of the proposed transaction and other related matters, the Board directed management to continue to pursue the transaction with Parent and to report on any significant developments.

     On February 15, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in California to discuss the value, timing and structure of a potential transaction. Parent and the Company determined to proceed with the negotiation of a potential transaction.

     On March 8 and 9, 2001, representatives of Parent conducted preliminary due diligence and met with representatives to discuss the potential transaction and outline further due diligence requirements.

     On March 13, 2001, the Company executed an engagement letter with Deutsche Banc to provide advisory and investment banking services with respect to the exploration of strategic alternatives. This letter superceded the Company's prior engagement letter with Deutsche Banc dated December 9, 1999.

     On March 19, 2001, representatives of Parent performed further due diligence review of information assembled by the Company.

     On March 27, 2001, the Company executed an engagement letter with Rothschild pursuant to which Rothschild would serve as co-financial advisor for the purpose of rendering financial advice to the Company in connection with a possible strategic transaction. This letter superceded the Company's prior engagement letter with Rothschild dated March 27, 2000.

     On March 29, 2001, Mr. Jastrow and Mr. Pomerantz met by phone, and Mr. Jastrow advised that based on concerns about the Company's chemical release litigation, Parent did not desire to proceed further at that time with negotiations of a possible transaction on terms previously discussed.

     On May 1, 2001, Mr. Jastrow met with Mr. Pomerantz in Burnet, Texas to continue to discuss a possible transaction between Parent and the Company.

     On May 4, 2001, a meeting of Parent's Board of Directors was held at which the Parent's Board of Directors directed Parent's management to undertake a due diligence review of certain litigation issues with respect to the Company and to delay further negotiations with the Company pending completion of the review.

     On May 8, 2001, Mr. Warner discussed with Mr. Casey Parent's due diligence findings and Mr. Casey updated Mr. Warner on the status of the Company's chemical release litigation.

     On May 8, 2001, at a special meeting of the Company's Board of Directors, the Company's financial advisors indicated to the Board that Parent had renewed its interest in a transaction with the Company and reviewed with the Board the details of Parent's proposal. After a discussion of the proposal, issues germane to the transaction and other related matters, the Board directed management to continue to pursue Parent's transaction proposal.

     On June 6, 2001, at a regular meeting of the Company's Board of Directors, Mr. Pomerantz reviewed the status of the negotiations with Parent.

     On June 7, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in Des Moines, Iowa to discuss the pricing and timing of a potential transaction.

     On June 13, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in Des Moines, Iowa to further discuss a potential transaction.

     On June 15, 2001, at a special meeting of the Company's Board of Directors, the Board was updated on the negotiations with Parent. Mr. Pomerantz reported that management had met recently with Parent's representatives and that Parent was currently proposing simultaneous equity and debt tender offers, each contingent upon the success of the other, in which Parent would offer a combination of cash and Parent stock for all of the Company's outstanding stock. The Board then discussed the terms, structure and value of the new proposed transaction and other related matters. The Company's outside legal advisors also reviewed with the Board their fiduciary duties. After further discussion, the Board directed management to pursue the transaction with Parent and to seek to maximize the value obtained in the transaction.

     On June 19, 2001, Mr. Warner met with Mr. Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to further discuss the pricing and structure of a potential transaction.

     On July 3, 2001, Mr. Jastrow delivered a letter to Mr. Pomerantz outlining the terms of Parent's proposal, which included an equity exchange offer (subject to a partial cash election option for Parent) for at least two-thirds of the Company's outstanding shares at a collared exchange rate equal to $1.50 per share of the Company, purchasing all of the Company's bank debt at par and at least 90% of each class of notes at a discount to par through a debt tender offer, and assuming the Company's severance and change of control and advisory fee obligations in amounts not to exceed $55 million and $10 million, respectively, to be paid in Parent stock.

     On July 17, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to discuss the potential transaction.

     On July 18, 2001, Mr. Warner had a phone conversation with Mr. Casey to discuss issues related to the terms of the Original Offer and the related merger (the "Original Merger"). On that same day, Mr. Jastrow met with Mr. Pomerantz in San Francisco, California to discuss the pricing of the equity component of a potential transaction.

     On July 26, 2001, the Company's Board of Directors met and the Company's senior management and financial advisors updated the Board on the status of their discussions with Parent and its financial advisors and described the terms and conditions of Parent's new transaction proposal. The Company's outside legal advisors also reviewed the fiduciary duties of the directors. Following a discussion of the terms, structure and value of the new proposed transaction and other related matters, the Board of Directors directed management to continue to pursue the new transaction.

     On August 3, 2001, a regular meeting of Parent's Board of Directors was held at which it was determined that the acquisition would be undertaken pursuant to an all cash tender offer at $1.80 per share followed by a merger.

     On August 7, 2001, at a regular meeting of the Company's Board of Directors, the Company's management and financial advisors updated the Board on Parent's new proposal for an all-cash tender offer to acquire the Company's debt and equity securities in simultaneous tender offers. Members of the Company's management also reviewed with the Board the historical financial performance and prospects of the Company. The Company's outside legal advisors again reviewed for the directors their fiduciary duties. After a discussion of the terms of the new offer, the status of the parties' due diligence efforts and other related matters, the Board authorized management to continue discussions with Parent.

     On August 16, 2001, the Company executed an amendment to its engagement letter with Rothschild.

     On August 21, 2001, representatives of the Parent, including Mr. Warner and Parent's financial and legal advisors, and representatives of the Company, including Mr. Casey and the Company's financial and legal advisors, met in Chicago to discuss and negotiate certain issues relating to the potential transaction.

     On August 24, 2001, a special meeting of the Company's Board of Directors was held to update the Board on Parent's proposal. The Company's financial advisors again summarized the terms of Parent's proposed transaction and presented a preliminary valuation analysis of the proposed transaction. The Company's financial advisors also outlined the steps necessary to complete the proposed transaction. The Company's outside legal advisors again also reviewed the fiduciary duties of the directors. The Board then discussed the terms, structure and value of the proposed transaction and other related matters.

     On September 7, 2001, Parent's Board of Directors held a special meeting by teleconference at which it considered the structure, pricing, and timing of a potential transaction and reviewed management's due diligence findings. Salomon Smith Barney further updated and advised the Parent's Board of Directors on financial valuation matters.

     On September 7, 2001, the Company's Board of Directors held a special meeting at which it considered the proposed financial terms and conditions of the Original Offer and the Original Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the proposed transaction and the principal terms and conditions of the proposed transaction, including the principal terms and conditions of the proposed Original Merger Agreement and the amendment to the Rights Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Company's financial advisors further updated and advised the Board on financial valuation matters and each of Deutsche Banc and Rothschild provided its oral opinion (subsequently confirmed in writing) to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.80 in cash per Share (the "Original Offer Price") to be received by the stockholders in the Original Offer and the Original Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations and the drafts of the various documents it had received at this and other Board meetings and further discussed the terms and conditions of other business combinations in the Company's industry deemed relevant, the scope and history of the Company's negotiations with Parent and certain other matters. The Board then declared that the Original Offer and the Original Merger were fair to, and in the best interests of, the Company's stockholders, unanimously adopted, approved and declared advisable the Original Merger Agreement, the Original Offer and the Original Merger and the amendment to the Rights Agreement and unanimously resolved to recommend that the stockholders of the Company accept the Original Offer and tender their Shares. The Board then formed a subcommittee (the "Subcommittee"), consisting of Messrs. Pomerantz and Casey, and delegated to the Subcommittee the authority to approve any final changes to the Original Merger Agreement and related documents.

     On September 27, 2001, the Company's Subcommittee of the Board acted by unanimous written consent and approved the changes and modifications to the form, terms and provisions of the Original Merger Agreement and related documents occurring since September 7, 2001.

     On September 27, 2001, Parent's Board of Directors acted by unanimous written consent and declared that the Original Offer and the Original Merger were fair to, and in the best interests of, the Parent's stockholders and unanimously adopted, approved and declared advisable the Original Merger Agreement, the Original Offer and the Original Merger, and the other transactions contemplated by the Original Merger Agreement.

     On September 27, 2001, the Original Merger Agreement was executed by Parent, the Purchaser and the Company.

     On September 27, 2001, Parent and the Company issued a joint press release announcing the transaction.

     On September 28, 2001, Purchaser commenced the Original Offer and three concurrent tender offers for all of the Company's 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Senior Subordinated Notes (the "Original Notes Tender Offers") at a price equal to $755, $755 and $260 per $1,000 principal amount of the 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Senior Subordinated Notes, respectively, and made the required filings under the HSR Act.

     On October 1, 2001, a lawsuit entitled Absolute Recovery Hedge Fund, L.P., Absolute Recovery Hedge Fund, Ltd. v. Gaylord Container Corp., Temple-Inland Acquisition Corp., Temple-Inland Inc., State Street Bank and Trust Company and Fleet National Bank (the "Litigation"), was filed in the United States District Court for the Southern District of New York by plaintiffs seeking to assert claims on behalf of a class of all holders of the Company's Senior Notes.

     On October 1, 2001, Mr. Warner had a telephone conversation with Mr. Casey regarding (1) the market reaction to the Original Offer and the response of significant noteholders to the Original Notes Tender Offers, and (2) the Litigation and the response of Parent and the Company to the lawsuit.

     On October 9, 2001, the plaintiffs in the Litigation filed a Motion for a Temporary Restraining Order, seeking, among others things, to prevent the consummation of the Original Offer and Original Notes Tender Offers.

     On October 10, 2001, Parent and the Purchaser filed papers in opposition to the Motion for a Temporary Restraining Order and the Company also filed papers in opposition to the Motion for a Temporary Restraining Order.

     On October 10, 2001, Messrs. Warner and Casey had a telephone discussion regarding a letter, dated October 10, 2001, from counsel representing a group of noteholders with interests in more than 50% of the aggregate principal amount of each series of Notes (the "Majority Noteholders"), advising the Company that the Majority Noteholders did not intend to tender their Notes into the Original Notes Tender Offers at the original purchase prices for the Notes.

     On October 11, 2001, the plaintiffs in the Litigation filed an amended complaint (the "Amended Complaint") against Parent, the Purchaser, the Company, State Street Bank and Trust Company and Fleet National Bank. Also on October 11, 2001, the parties in the Litigation agreed to extend to October 26, 2001 the consent payment deadline and related withdrawal deadline with respect to the Original Notes Tender Offers to correspond with the expiration dates of the Original Offer and Original Notes Tender Offers on October 26, 2001. On that same date, Parent, through Notes Subsidiary, extended these dates.

     On October 15, 2001, the parties in the Litigation agreed to delay, without prejudice, the preliminary injunction hearing scheduled for October 23, 2001, and to suspend discovery and activities related thereto, in order to permit time for negotiations among Parent, the Company and the Majority Noteholders. The parties further agreed that in the event that a new or different tender offer is announced by Parent, the Original Notes Tender Offers will be kept open for an additional period of at least twelve days after such revised terms or agreement is publicly announced.

     On October 15, 2001, the waiting period under the HSR Act expired without any regulatory challenge under the HSR Act to the consummation of the Original Offer or the Original Merger.

     On October 24, 2001, Messrs. Warner and Casey had a telephone discussion regarding a potential extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On October 26, 2001, Mr. Jastrow met with Mr. Pomerantz to discuss alternative pricing allocations to induce the Majority Noteholders to tender their Notes. On that same date, Messrs. Warner and Casey had a telephone discussion regarding pursuing an agreement from the Majority Noteholders to tender their Notes and the process for obtaining information from the Majority Noteholders on an alternative proposal for the structure of the transaction.

     On October 29, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 9, 2001.

     On October 31, 2001, the court in the Litigation issued an order scheduling an initial pretrial conference for December 17, 2001, in lieu of a consent order for resolving the case within six months.

     On November 2, 2001, a meeting of Parent's Board of Directors was held at which meeting the directors reviewed the transaction, the response of noteholders and stockholders to the transaction, the Litigation, the initial extension of the expiration dates for the tender offers, alternative pricing proposals for the Original Notes Tender Offers, and the general strategy for meetings and communication with the Majority Noteholders. Parent's Board of Directors approved continuing to develop alternative pricing proposals for the Original Notes Tender Offers and continuing negotiations with the Company for an amendment to the Original Merger Agreement to implement any such proposals.

     On November 6, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to November 30, 2001.

     On November 7, 2001, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney met with representatives of the Majority Noteholders in Boston, Massachusetts to discuss the Majority Noteholders' position on the Original Notes Tender Offers and proposals regarding alternative pricing and transaction structures.

     On November 8, 2001, Messrs. Warner and Casey had a telephone conversation to discuss the content and context of the negotiations with the representatives of the Majority Noteholders.

     On November 8, 2001, at a regular meeting of the Company's Board of Directors, Mr. Pomerantz reviewed with the Board his recent discussions with Parent concerning the tender offers and his understanding of Parent's recent discussions with the representatives of the Majority Noteholders. The Board then reviewed the feasibility and probability of success of the tender offers, discussed negotiating strategies and other issues germane to the transaction and discussed the formation of an independent special committee to review and evaluate the terms and structure of the transaction.

     On November 9, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the Company's position on restructuring the tender offers. On that same date, Messrs. Warner and Casey also had a telephone discussion regarding the Company's position on restructuring the tender offers and regarding the conditions for extension.

     On November 10, 2001, Messrs. Jastrow and Pomerantz had further telephone discussions regarding a restructuring of the tender offers. On that same day, Messrs. Warner and Casey had a telephone conversation regarding the negotiation and approval process for an alternative transaction structure involving a reduction in the Original Offer Price and a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan and the role that a special committee of the Company's independent directors would play in the process.

     On November 11, 2001, Messrs. Warner and Casey had a telephone conversation regarding the extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On November 11, 2001, the Company's Board of Directors held a special meeting at which Mr. Pomerantz again reviewed with the Board his recent discussions with Parent concerning the tender offers and his understanding of Parent's recent discussions with the representatives of the Majority Noteholders. The Board again reviewed the feasibility and probability of success of the tender offers and discussed negotiating strategies and other issues germane to the transaction. The Board then renewed its discussion of a special committee and, after deliberation and consideration, established the Independent Special Committee, comprised of Ms. Coleman and Messrs. Johnson and Kolb, to consider, evaluate and make a recommendation with respect to the revised Original Offer (the "Revised Original Offer") and related revised merger (the "Revised Original Merger") or any proposed new transaction with Parent and to determine the advisability and fairness of the Revised Original Offer or any new transaction with Parent with respect to such constituencies of the Company as the Independent Special Committee may determine is necessary, appropriate or advisable. The Independent Special Committee also was authorized to retain independent legal and financial advisors at the Company's expense.

     On November 12, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 16, 2001. On that same date, Messrs. Warner and Casey had a telephone discussion regarding an alternative pricing allocation structure.

     On November 13, 2001, the Independent Special Committee met. At that meeting, the Independent Special Committee unanimously ratified the selection and retention by Mr. Kolb of Morris, Nichols, Arsht & Tunnell as independent counsel to the Independent Special Committee, and the selection and retention of Mesirow Financial, Inc. ("Mesirow") as the Independent Special Committee's independent financial advisor. During the meeting, representatives of Mesirow reported on the progress of their due diligence and matters discussed in meetings with members of the Company's management, and outlined Mesirow's understanding to that date of the Company's liquidity situation, including the nature and amount of the Company's debt, the prospects for the Company negotiating for relief from certain debt covenants applicable at the end of the calendar year, and management's projections that it may need to sell certain assets during fiscal year 2002 to meet the Company's debt obligations. Mesirow also discussed with the Independent Special Committee certain of the financial analyses it would apply in advising the Independent Special Committee. Following the report from Mesirow, the Independent Special Committee's counsel reviewed the principal terms of the Revised Original Offer and the Independent Special Committee's duties in making a recommendation with respect to the Revised Original Offer or any proposed new transaction with Parent. Thereafter, the Company and the Independent Special Committee executed an engagement letter with Mesirow, dated as of November 14, 2001, pursuant to which the Independent Special Committee engaged Mesirow as its financial advisor for purposes of the Independent Special Committee's work with respect to a proposal by Parent.

     On November 14, 2001, Messrs. Warner and Casey had a telephone discussion regarding an alternative pricing structure and an agreement to propose a reduction in the Original Offer price from $1.80 to $1.25 (the "Revised Original Offer Price"), a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan to certain current and former senior executives of the Company and an increase in the purchase prices for the Notes.

     On November 15, 2001, Messrs. Warner and Casey had a telephone conversation regarding the status of discussions with certain current and former senior executives regarding a reduction in their benefits under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan, the timing of meetings, and the extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On November 15, 2001, the Independent Special Committee met with its financial and legal advisors. During the meeting the Company's senior management updated the Independent Special Committee on the status of the tender offers. The Company's senior management then described to the Independent Special Committee a proposal for a Revised Original Offer, which management desired to present to Parent and which management believed would encourage more holders of Notes to tender their Notes in the Original Notes Tender Offers and, as a result, facilitate completion of the Original Offer. The proposal included an increase in the prices that Parent would offer for the Notes, an increase in the funds to be provided by Parent, a reduction in the Original Offer price, and a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan to certain current and former senior executives of the Company. Mesirow made a presentation to the Independent Special Committee during which Mesirow, among other things, noted that the terms of the Original Offer and the Original Notes Tender Offers included a premium to the pre-tender offer closing prices of the Shares and each series of the Notes, reviewed the Company's current debt obligations and noted that years of positive free cash flow were largely offset by years of negative free cash flow, that the Company was at risk of defaulting on certain loan covenants on December 31, 2001 and that under management's projections asset sales would be required in 2002 for the Company to meet its debt obligations. Accordingly, Mesirow expressed to the Independent Special Committee Mesirow's view that there was a risk to the Company's stockholders and unsecured creditors that the Company's financial condition would, absent a transaction, continue to deteriorate.

     Mesirow's analyses included a selected company analysis, a selected precedent transactions analysis, a discounted cash flow analysis (based upon downside, base and upside case projections provided by management), and analyses of the build up of asset values on a going concern basis, on a liquidation basis and on a hypothetical bankruptcy basis, based on valuations and projections prepared by management of the Company. Mesirow also noted that the Company and its advisors had engaged in extensive efforts to market the Company without success, other than Parent's Original Offer.

     Following Mesirow's presentation, counsel advised the Independent Special Committee regarding its fiduciary duties and the range of legal and practical factors to be considered by the Independent Special Committee in the exercise of its business judgment. Based on these factors, the Independent Special Committee unanimously determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with Parent and that the allocation of the consideration under the Revised Original Offer was fair and offered a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Revised Original Offer.

     On November 16, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the proposal for a Revised Original Offer and revised Original Notes Tender Offers ("Revised Original Notes Tender Offers") and agreed to proceed with the negotiation of an amended Original Merger Agreement (the "Amended Original Merger Agreement") to incorporate the proposed pricing and allocation.

     On November 16, 2001, the Company's Board of Directors held a special meeting and the Company's senior management updated the Board on the status of the tender offers. Senior management then described for the Board its proposal for a Revised Original Offer and the Independent Special Committee noted its preliminary endorsement of the proposal. The Company's outside legal counsel then reviewed the fiduciary duties of the directors. After a discussion of the terms, structure and value of the proposal and other related matters, the Board directed management to present the new proposal to Parent.

     On November 19, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 30, 2001.

     On November 23, 2001, Messrs. Jastrow and Pomerantz continued their telephone discussions regarding the proposal for a Revised Original Offer and Revised Original Notes Tender Offers. On that same date, Messrs. Warner and Casey continued their telephone discussions regarding the proposal for a Revised Original Offer and the timing and announcement of a Revised Original Offer.

     On November 26, 2001, Messrs. Jastrow and Pomerantz continued their telephone discussions regarding the proposal for a Revised Original Offer and Revised Original Notes Tender Offers. On that same date, Messrs. Warner and Casey continued their telephone discussions regarding the proposal for a Revised Original Offer and the timing and announcement of a Revised Original Offer.

     On November 26, 2001, the parties to the Litigation agreed that the date for defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended up to December 20, 2001.

     On November 28, 2001, the Independent Special Committee met to consider the proposed financial terms and conditions of the Revised Original Offer and the Revised Original Merger. At that meeting, the Independent Special Committee's counsel again reviewed the Independent Special Committee members' fiduciary duties in considering the terms of the proposed revised transaction. The Independent Special Committee's financial advisor further advised the Independent Special Committee on financial matters, including among other things updated analyses of the build up of asset values on a liquidation basis and on a hypothetical bankruptcy basis, and of the premium to the closing prices of the Shares and each series of the Notes. The Independent Special Committee then discussed the presentations it had received at this and other Independent Special Committee meetings, the scope and history of the Company's negotiations with Parent, the status of the Original Offer and the concurrent Original Notes Tender Offers, and certain other matters. Following such discussion, the Independent Special Committee unanimously (1) determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with the Purchaser and that the allocation of the consideration under the Revised Original Offer was fair and offered a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Revised Original Offer and (2) recommended that the Board of Directors approve and adopt the Amended Original Merger Agreement and the Revised Original Merger.

     Following the Independent Special Committee meeting, the full Board of Directors met in a special meeting, along with the Company's financial and legal advisors, to consider the proposed financial terms and conditions of the Revised Original Offer and the Revised Original Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the terms of the proposed revised transaction, including the principal terms and conditions of the proposed Amendment No. 1 to the Original Merger Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Company's financial advisors further advised the Board on financial valuation matters and each of Deutsche Banc and Rothschild provided its oral opinion (subsequently confirmed in writing) to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.25 in cash per Share to be received by the stockholders in the Revised Original Offer and the Revised Original Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations and the drafts of the various documents it had received at this and other Board meetings and further discussed the terms and conditions of other business combinations in the

Company's industry deemed relevant, the scope and history of the Company's negotiations with Parent, the status of the Original Offer and the concurrent Original Notes Tender Offers, and certain other matters. The Board then unanimously (1) determined that the terms of the Revised Original Offer and the Revised Original Merger were fair to, and in the best interests of, the stockholders of the Company, (2) approved and adopted the Amended Original Merger Agreement and the transactions contemplated thereby, including the Revised Original Offer and the Revised Original Merger and (3) recommended that the Company's stockholders accept the Revised Original Offer, tender their Shares pursuant to the Revised Original Offer and, if necessary, approve and adopt the Amended Original Merger Agreement and the Revised Original Merger. The Board then reaffirmed the formation of the Subcommittee and the Subcommittee's authority to approve any nonsubstantive changes to the Amended Original Merger Agreement and related documents.

     On November 30, 2001, Parent's Board of Directors acted by unanimous written consent and declared that the Revised Original Offer and Revised Original Merger were fair to, and in the best interests of, Parent and its stockholders and unanimously adopted, approved and declared advisable Amendment No. 1 to the Original Merger Agreement, the Revised Original Offer, the Revised Original Merger, and the other transactions contemplated by the Amended Original Merger Agreement.

     On November 30, 2001, the Company's Subcommittee of the Board acted by unanimous written consent and approved the changes and modifications to the form, terms and provisions of Amendment No. 1 to the Original Merger Agreement and related documents occurring since November 28, 2001.

     On November 30, 2001, Amendment No. 1 to the Original Merger Agreement was executed by Parent, the Purchaser and the Company.

     On December 3, 2001, Parent and the Company issued a joint press release announcing the execution of Amendment No. 1 to the Original Merger Agreement and their intention to revise the Original Offer and revise the Original Notes Tender Offers.

     On December 3, 2001, the Purchaser mailed to Company stockholders and to holders of the Notes updated tender offer materials implementing the Revised Original Offer and the Revised Original Notes Tender Offers. Pursuant to the Revised Original Offer, the Purchaser reduced the Original Offer Price from $1.80 to $1.25 per Share and extended the expiration date of the Revised Original Offer to 12:00 midnight, New York City time, on Friday, January 7, 2002. Pursuant to the Revised Original Notes Tender Offers, the Notes Subsidiary increased the prices offered in the Original Notes Tender Offers for the 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Senior Subordinated Notes from 75.5%, 75.5% and 26%, respectively, to 87.5%, 87.5% and 40%, respectively, of the principal amount of such Notes and extended the Revised Original Notes Tender Offers to expire concurrent with the Revised Original Offer.

     On December 4, 2001, Messrs. Warner and Casey had a telephone discussion regarding reactions to the Revised Original Offer and the Revised Original Notes Tender Offers.

     On December 10, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to January 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference scheduled for December 17, 2001 until after the expiration of the tender offers on January 7, 2002, and the defendants' answers were filed.

     On December 12, 2001, Messrs. Warner and Casey held a telephone conference to discuss post-closing employee benefit matters and to review the status of the Revised Original Offer and the Revised Original Notes Tender Offers.

     On December 13, 2001, the court rescheduled the initial pretrial conference in the Litigation for January 28, 2002.

     On December 20, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and the market response to the offers.

     On December 21, 2001, Messrs. Warner and Casey had several telephone discussions regarding the Revised Original Offer and the Revised Original Notes Tender Offers, including the status of the offers and the status of the Litigation.

     On January 2, 2002, Messrs. Warner and Casey had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and possible alternative courses of action.

     On January 4, 2002, Messrs. Warner and Casey had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers.

     On January 7, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney held several conference calls to discuss the status of the Revised Original Offer and the Revised Original Notes Tender Offers and communication with certain holders of the Notes regarding the approaching deadline.

     On January 7, 2002, Messrs. Jastrow and Pomerantz had telephone discussions regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and potential courses of action.

     On January 7, 2002, representatives of Salomon Smith Barney, Deutsche Banc and Rothschild held telephone discussions regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and potential courses of action.

     On January 7, 2002, Messrs. Jastrow and Pomerantz had telephone discussions regarding Purchaser's decision to allow the Revised Original Offer and the Revised Original Notes Tender Offers to expire.

     On January 7, 2002, Messrs. Warner and Casey also held telephone discussions regarding Purchaser's decision to allow the Revised Original Offer and the Revised Original Notes Tender Offers to expire.

     On January 8, 2002, Parent terminated the Amended Original Merger Agreement after announcing that the Revised Original Offer had expired and that the Purchaser and Parent had elected not to accept for payment any of the Shares tendered in the Revised Original Offer because the minimum tender conditions to the Revised Original Offer were not satisfied.

     On January 14, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney had a telephone discussion regarding certain contacts from holders of the Notes and Parent's and the Company's potential interest in reviving the transaction if a sufficient amount of Notes could be committed to a new transaction.

     On January 15, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney held a conference call regarding the efforts by certain holders of Notes to ascertain a willingness of other holders of Notes to commit to a new transaction.

     On January 15, 2002, Messrs. Jastrow and Pomerantz had telephone conversations to discuss terms for a potential new transaction.

     On January 15, 2002, Messrs. Warner and Casey also had telephone conversations to discuss terms for a potential new transaction.

     On January 16, 2002, Messrs. Jastrow and Pomerantz had further telephone conversations regarding the terms for a potential new transaction and agreed to present the proposed new terms to their respective Boards of Directors for consideration.

     On January 16, 2002, Messrs. Warner and Casey had telephone conversations regarding the terms, timing and mechanics of a new transaction if approved by their respective Boards of Directors.

     On January 16, 2002, Mr. Jastrow had telephone conversations with members of Parent's Board of Directors regarding the revised transaction terms and the mechanics for approval and commencement of a new transaction.

     On January 17, 2002, the Independent Special Committee met with its financial and legal advisors. At the meeting, the Independent Special Committee's counsel again reviewed with the members of the

Independent Special Committee their fiduciary duties in considering the terms of a possible transaction with Parent. The Independent Special Committee and its advisors discussed the terms of the Offer and concurrent Notes Tender Offers. The Independent Special Committee's financial advisor advised the Independent Special Committee on financial matters, including an updated analysis of the premium to the closing prices of the Shares and each of the series of Notes, and the deterioration in business conditions reported by the Company's senior management, including significant deterioration in the market for corrugated paper products. Mesirow also noted that this deterioration, together with the December 2001 amendments to the Company's credit facility, had significantly lessened the Company's liquidity and that it may be necessary for the Company to attempt to obtain further amendments to the credit facility with respect to future EBITDA covenants. The Independent Special Committee and its advisors discussed the risk to the Company's stockholders and unsecured creditors that the Company's financial condition would, absent a transaction, continue to deteriorate. The Independent Special Committee then discussed the presentations it had received at this and previous meetings, the scope and history of the Company's negotiation with Parent, the responses to the Revised Original Offer and the Revised Original Notes Tender Offers and their respective expirations, the termination by Parent of the Amended Original Merger Agreement, and other matters. Following this discussion, the Independent Special Committee unanimously (1) determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with the Purchaser and that the allocation of the consideration under the Offer is fair and offers a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Offer and (2) recommended, based upon a proposed merger agreement with a $1.17 Offer Price, that the Board of Directors approve and adopt the Merger Agreement and the Merger.

     Following the Independent Special Committee meeting, the full Board of Directors met in a special meeting, along with the Company's legal advisors, to consider the proposed financial terms and conditions of the Offer and the Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the terms of the proposed new transaction, including the principal terms and conditions of the proposed Merger Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Board was then advised that its financial advisors, Deutsche Banc and Rothschild, would each provide its written opinion to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.17 in cash per Share to be received by the stockholders in the Offer and the Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations it had received at this and other Board meetings and further discussed the principal terms and conditions of the proposed Merger Agreement, the scope and history of the Company's negotiations with Parent, the responses to the Revised Original Offer and the Revised Original Notes Tender Offers and their respective expirations, the termination by Parent of the Amended Original Merger Agreement, and certain other matters. The Board then unanimously (1) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Stock Option Agreement and the transactions contemplated thereby and (3) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if necessary, approve and adopt the Merger Agreement and the Merger. The Board then reaffirmed the formation of the Subcommittee and the Subcommittee's authority to approve any nonsubstantive changes to the Merger Agreement and related documents.

     On January 21, 2002, the Company's Subcommittee of the Board acted by unanimous written consent and approved certain nonsubstantive changes to the Merger Agreement and related documents.

     On January 21, 2002, Parent's Board of Directors acted by unanimous written consent and declared that the Offer and Merger were fair to, and in the best interests of, Parent and its stockholders and unanimously adopted, approved and declared advisable the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement.

     On January 21, 2002, the Merger Agreement was executed by Parent, the Purchaser and the Company.

     On January 21, 2002, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and their intention to commence the Offer and Notes Tender Offers.

     On January 22, 2002, the Purchaser mailed to the Company's stockholders the Offer to Purchase and to holders of the Notes an Offer to Purchase and Consent Solicitation Statement.

     During the Offer, Parent and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

  The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Stock Condition, the Minimum Note Condition, the HSR Condition and certain other conditions that are described in Section 15.

     The Notes Tender Offers. Pursuant to the Merger Agreement, as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the first public announcement of the execution thereof, and upon the terms and subject to the conditions of the Merger Agreement, Parent or its designee will commence the Notes Tender Offers. In connection with such Notes Tender Offers, Parent intends to solicit consents to amend, eliminate or waive certain sections of the Indenture relating to the 9 3/8% Senior Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and State Street Bank and Trust Company, as trustee, the Indenture relating to the 9 3/4% Senior Notes, dated as of June 12, 1997 among the Company, the guarantors party thereto and State Street Bank and Trust Company, successor in interest to Fleet National Bank, as trustee, and the Indenture relating to the Senior Subordinated Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and JPMorgan Chase Bank, successor in interest to Chase Bank of Texas, National Association, as trustee (collectively, the "Indentures"), as set forth in the Offer to Purchase and Consent Solicitation Statement made by Parent or its designee in connection with the Notes Tender Offers (as amended from time to time, the "Notes Offer to Purchase").

     Parent's obligation to accept for payment and pay for the Notes and related consents tendered pursuant to the Notes Tender Offers is subject to the conditions that (1) the aggregate principal amount of each series of Notes validly tendered and not withdrawn prior to the expiration of the Notes Tender Offers, combined with the Notes already owned by Parent, the Purchaser and their affiliates, constitutes at least 90% of the aggregate principal amount of each of the 9 3/8% Senior Notes, the 9 3/4% Senior Notes and the Senior Subordinated Notes outstanding at the expiration of the Notes Tender Offer with respect to each of such series of Notes, (2) Parent receives consents from at least a majority of the outstanding principal amount of each series of the Notes and (3) other conditions (including, without limitation, the Minimum Stock Condition). See Section 15. The Notes Tender Offers shall be made at an amount in cash set forth in the Notes Offer to Purchase. In the Merger Agreement, Parent expressly reserved the right to waive any condition (including without limitation the Minimum Note Condition), to increase the price payable for each Note and related consent tendered in the Notes Tender Offers, and to make any other changes in the terms and conditions of the Notes Tender Offers; provided, however, that, without the consent of the Company, no change may be made which decreases the price payable for each Note and related consent tendered in the Notes Tender Offers, which increases the Minimum Note Condition, which eliminates the Minimum Stock Condition, which amends or eliminates any section of the Indentures, that by the terms thereof, requires approval of the holders of 100% of the outstanding principal amount of the Notes, which otherwise modifies or amends the conditions to the Notes Tender Offers or any other term of the Notes Tender Offers in a manner that is materially adverse to the tendering holders of the Notes, which imposes additional conditions to the Notes Tender Offers, or which extends the expiration date of the Notes Tender Offers beyond March 15, 2002 (except that Parent may extend the expiration date of the Notes Tender Offers after March 15, 2002 as required to comply with any rule, regulation or interpretation of the SEC or to coincide with the termination date of the Offer); provided, however, that Parent expressly reserved the right, in its sole discretion, to reduce the minimum percentage of any series of Notes to be purchased in the Notes Tender Offers. Subject to the terms and conditions of the Notes Tender Offers (including, without limitation, the Minimum Note Condition), Parent has agreed to accept for payment and to pay for, as promptly as practicable after expiration of the Notes Tender Offers, all Notes and related consents validly tendered and not withdrawn.

     At such time as Parent receives consents from at least a majority of each series of the outstanding principal amount of the Notes, the Company has agreed to execute, and to cause the guarantors party to the Indentures to execute, and to use all reasonable efforts to cause the trustees under the Indentures to execute, supplemental indentures (the "Supplemental Indentures") in order to give effect to the amendments of the Indentures contemplated in the Notes Tender Offers documents; provided, however, that notwithstanding the fact that the Supplemental Indentures will become effective upon such execution, the proposed amendments set forth therein (the "Proposed Amendments") will not become operative unless and until the Minimum Note Condition is satisfied or waived and all other conditions to the Notes Tender Offers set forth in Section 15 have been satisfied or waived by Parent and Parent accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offers. In such event, the parties to the Merger Agreement have agreed that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and Parent will thereafter be obligated to make all payments for the Notes (and related consents) so tendered.

     Directors. The Merger Agreement provides that upon the acceptance for payment of Shares pursuant to the Offer, as a result of which Parent or the Purchaser beneficially own at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) and (2) the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of the Purchaser, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be elected to the Company Board and will cause Parent's designees to be elected; provided, however, that until the Effective Time there will be at least two members of the Company Board who are directors as of the date of the Merger Agreement and are not employees of the Company ("Independent Directors"). If the number of Independent Directors is reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director) shall be entitled to designate persons to fill the vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors will designate two persons to fill the vacancies who may not be stockholders, affiliates, associates or employees of Parent or the Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. In the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors will be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (1) amend or terminate the Merger Agreement by the Company, (2) cause the Company to extend or waive the time for the performance of any of the obligations or other acts of Parent or the Purchaser under the Merger Agreement, (3) waive any of the Company's rights under the Merger Agreement, or (4) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or the Purchaser; provided, that if, notwithstanding reasonable efforts set forth above to ensure that at least two directors are Independent Directors, there are no Independent Directors, such actions (except for any amendments, modification or waiver of Sections 2.3 or 8.1 of the Merger Agreement) may be effected by unanimous vote of the entire Company Board.

     The Merger. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger set forth therein, at the Effective Time the Purchaser will be merged with and into the Company. Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, indirectly wholly-owned by Parent.

     If required by the DGCL, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all outstanding Shares then owned by Parent or the Purchaser or any subsidiary of Parent will be voted in favor of approval of the Merger.

     Pursuant to the Merger Agreement, each Share outstanding immediately before the Effective Time (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled, and other than Shares that are held by shareholders, if any, who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration except as described below. Shareholders who perfect their right to appraisal of their Shares under the DGCL shall be entitled to the amounts determined pursuant to such proceedings. See
Section 12.

     To the extent any of the Company Redeemable Exchangeable Warrants (the "Warrants") remain unexercised as of the Effective Time, these Warrants will be exercisable only for that amount of cash that is paid and issued to the Trustee (designated pursuant to the Trust Agreement between the Company and The Bank of New York, as successor trustee to Harris Trust and Savings Bank) in payment for the Shares held by the Trustee immediately theretofore obtainable upon exercise of such Warrants.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by the Company as to its corporate existence and power, capitalization, corporate authorizations, subsidiaries, required stockholder vote, SEC filings, financial statements, absence of undisclosed liabilities, books and records, inventory, absence of certain changes (including any events having a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions or conditions affecting the Company's industry generally), government authorizations, absence of litigation, compliance with laws, employee matters, labor matters, environmental matters, taxes, intellectual property, state takeover laws, material contracts, customers and suppliers, regulation as a utility, qualifying facility, title to properties, the opinion of the Company's financial advisor, interests of officers and directors and insurance.

     Covenants. The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

     Company Conduct of Business Covenants. The Company agrees that, prior to the earlier of (i) the Effective Time and (ii) the time the directors designated by Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to the Merger Agreement, and except as may be agreed in writing by Parent, or as expressly permitted by the Merger Agreement:

          (a) the Company will, and will cause its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and will use its reasonable efforts to
     (i) preserve intact its business organization and goodwill, (ii) retain its current officers and other employees and (iii) preserve its current relationships with customers, suppliers, distributors and others having significant business dealings with the Company;

          (b) neither the Company nor any of its subsidiaries will:

             (1) (i) amend its Certificate of Incorporation or By-laws or similar organizational document, (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares (1) upon the exercise of stock options outstanding on the date of the Merger Agreement, (2) upon the exercise of Company warrants outstanding on the date of the Merger Agreement or (3) pursuant to the Rights Agreement), (iii) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (iv) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (v) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (2) (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

             (3) (i) incur or assume any indebtedness (either long-term or short-term), except indebtedness under the Company's revolving credit facilities that when added to all other outstanding indebtedness of the Company (as shown on Exhibit C to the Merger Agreement, which shall be updated and delivered to Parent from time to time pursuant to a request of Parent) shall not exceed $985 million at any time prior to the Appointment Date (as defined in the Merger Agreement), provided, that in no event shall any such indebtedness be used to purchase or repay any of the Notes (other than scheduled interest payments thereon); (ii) modify the terms of any indebtedness or other liability unless agreed to in writing by Parent (which agreement shall not be unreasonably withheld or delayed); (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as described in the disclosure schedule delivered by the Company and which are in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly-owned subsidiaries of the Company), except in the ordinary course of business and consistent with past practice to employees for reasonable Company related expenses (e.g., reasonable travel advances and moving expenses); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except capital expenditures no greater than $10 million in the aggregate between September 30, 2001 and March 15, 2002, and except for sales of inventory in the ordinary course of business and consistent with past practice;

             (4) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

             (5) except as shall be required by any applicable employment agreement or collective bargaining agreement in effect on the date of the Merger Agreement and set forth in the disclosure schedule delivered by the Company, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees (except as permitted in Section 6.1(d) of the Merger Agreement), affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

             (6) (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;
        (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present (for the avoidance of doubt, the requirements of this clause
        (ii) shall not prevent the Company from making ordinary payments of salary and fulfilling contractual obligations existing on the date hereof); or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

             (7) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $100,000;

             (8) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

             (9) pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

             (10) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

             (11) (i) change any of the accounting methods used by it unless required by GAAP, the Code or Regulation S-X promulgated under the Exchange Act or (ii) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by GAAP or the Code, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

             (12) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex I to the Merger Agreement or any of the conditions to the Merger set forth in Article IX of the Merger Agreement not being satisfied, or that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, the Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

             (13) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries;

             (14) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

          (c) the Company shall take all reasonable actions to obtain judicial approval of the Settlement Agreement (as defined in the Merger Agreement).

     Parent Covenant with Respect to the Purchaser. Parent agrees that it will take all action necessary to cause the Purchaser to perform its obligations under the Merger Agreement (including ensuring that the Purchaser will at the appropriate times have sufficient funds to consummate the Offer and the Merger) and to consummate the Offer, the Notes Tender Offers and the Merger on the terms and conditions set forth in the Merger Agreement.

     Company Stockholders Meeting; Company Proxy Statement. The Merger Agreement provides that, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to
Section 253 of the DGCL, the Company shall as promptly as practicable following the acceptance of Shares pursuant to the Offer (1) duly call, give notice of, convene and hold a Company Stockholders' Meeting for the purpose of considering and taking action upon the Merger Agreement and the Merger; and (2) prepare and file with the SEC a proxy statement. Once the Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders' Meeting (other than for the absence of a quorum) without the consent of Parent.

     In the event that the Purchaser acquires, in the aggregate, at least 90% of the outstanding Shares in the Offer, or otherwise, Parent, the Purchaser and the Company shall take all necessary actions to cause the Merger to be come effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Access. The Company agrees that, subject to applicable law and upon reasonable request, the Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to its officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including for the purpose of interviewing such personnel in connection with the integration process) and records and their accountants' work papers and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent
(1) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (2) a copy of each material tax return, report and information statement filed by it during such period, and (3) all other information concerning its business, assets, properties and personnel as Parent may reasonably request.

     Employee Stock Options and Benefit Plans. The Merger Agreement contains several provisions that address existing option plans, options outstanding under those plans and benefit plans. These provisions are described in detail under "Employee Stock Options" and "Employee Benefit Arrangements" in Section 13.

     No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries or affiliates shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each of its subsidiaries and each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal (defined below), except that nothing in the Merger Agreement shall prohibit the Company or the Company Board from (1) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (2) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 6.4(b) of the Merger Agreement, withdraw or modify, or propose to withdraw or modify, the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser and approve and adopt the Merger Agreement and the Merger (the "Recommendations") or its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company has agreed to immediately cease any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

          (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the transactions contemplated by the Merger Agreement and which is not subject to the receipt of any necessary financing; and

          (y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties under applicable law, determined only after receipt of:

             (i) advice from the Company's investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger (which advice may include analysis of the enterprise value if the Company's Board has been advised by independent legal counsel that its fiduciary duties requires them to do so), and

             (ii) advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties under applicable law.

The Company has agreed to promptly, but in any event within one business day, notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company has agreed to promptly, but in any event within one business day, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and to immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company has agreed to promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

     The Merger Agreement also provides that neither the Company Board nor any committee thereof shall (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the Recommendations or the approval by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (2) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (3) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal (as defined below), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms.

     The Merger Agreement defines "Acquisition Proposal" to mean any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries or 15% or more of any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company. "Superior Proposal" means an Acquisition Proposal which satisfies both subparagraph (x) and subparagraph (y) of the first paragraph of this section.

     Indemnification; Insurance. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including the advancement of expenses to) each present and former director and officer of the Company and its wholly-owned subsidiaries and Gaylord Container de Mexico, S.A. de C.V. (the "Indemnified Parties") for claims made within six years following the Effective Time for acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's Certificate of Incorporation, By-Laws and indemnity agreements in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     The Merger Agreement further provides that, for not less than four years from the Effective Time, Parent shall cause to be maintained, at Parent's election, either (1) the Company's current directors' and officers' insurance and indemnification policy to the extent it provides coverage for events occurring prior to the Effective Time for all Indemnified Parties, (2) a new policy providing substantially similar coverage, or (3) a "tail" policy on the Company's existing directors and officers insurance and indemnification policy, so long as the annual premiums do not exceed 150% of the amount per annum paid by the Company in its last full fiscal year, or to obtain as much insurance as can be obtained for the amount of such premiums.

     Conditions to the Merger. The obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

          (1) if required by the DGCL, the approval of the Merger Agreement and the Merger by the stockholders of the Company in accordance with such law;

          (2) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer;

          (3) the applicable waiting period under the HSR Act and any applicable foreign antitrust or competition laws and regulations shall have expired or been terminated; and

          (4) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

          (1) by the mutual written consent of the Company and Parent;

          (2) by either Parent or the Company if (a) (i) the Offer shall have been terminated or expired without any Shares being purchased pursuant thereto, or (ii) the Purchaser has not accepted for payment any Shares pursuant to the Offer by March 15, 2002, so long as the terminating party is not the cause of the failure of the Offer; (b) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

          (3) by the Company (i) in connection with entering into a definitive agreement as permitted by the "No Solicitation" section discussed above, provided the Company has complied with all provisions of such section, including the notice provisions, and that the Company makes simultaneous payment to Parent of the termination fee described below, or (ii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice of such breach to Parent or the Purchaser, as applicable.

          (4) by Parent (i) if prior to the purchase of Shares by the Purchaser pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or the

     Purchaser the Recommendations or its approval of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which would give rise to the failure of a condition to the Offer described in subsections (f) and (g) of Annex I thereof; or (iii) the Offer is not commenced within 5 business days after the first public announcement of the Merger Agreement because of the failure of any of the conditions set forth in Annex I thereof being satisfied.

     If the Merger Agreement is terminated, there shall be no other liability on the part of Parent, the Purchaser or the Company except liability for fraud or willful breach of the Merger Agreement prior to the termination thereof and except for fees payable in connection with termination.

     Fees and Expenses. Except as otherwise specified below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     In the event that (1) the Company terminates the Merger Agreement as described in subsection 3(i) above under "Termination" or (2)(x) either the Company or Parent terminates or abandons the transactions as described in subsection 2(a) above under "Termination" and prior thereto there shall have been publicly announced another Acquisition Proposal; or (y) Parent terminates or abandons the transactions as described in subsection 4(i) or (ii) above under "Termination"; then the Company shall immediately pay Parent a fee equal to $20 million (the "Termination Fee") plus an amount equal to the actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and the Purchaser in connection with the Offer, the Notes Tender Offers, the Merger, the Merger Agreement, and the consummation of the transactions contemplated thereby up to a maximum amount of $2.5 million in the aggregate (the "Expense Reimbursement"). The Merger Agreement provides that the Termination Fee and Expense Reimbursement shall be paid in same day funds concurrently with the execution of an agreement referred to in subsection 3(i) above under "Termination" or in the case of clause (2) of this paragraph no later than the date of consummation of any Acquisition Proposal within 12 months of the termination of the Merger Agreement; provided, however, if an Acquisition Proposal is not consummated within 12 months of the termination of the Merger Agreement, no such payments required by clause (2) above shall be required to be paid. The Merger Agreement provides that no Termination Fee or Expense Reimbursement shall be payable if Parent or the Purchaser is in material breach of its representations, warranties or obligations under the Merger Agreement at the time its right to terminate the Merger Agreement accrued.

     Amendment. Prior to the closing date of the Merger, the Merger Agreement may be amended by written agreement of the parties thereto, by action taken by their respective Boards of Directors; provided, that after adoption of the Merger Agreement by stockholders of the Company, there shall be no amendment to the Merger Agreement that would reduce the amount or change the form of consideration into which each Share shall be converted upon consummation of the Merger.

  Stockholders Agreement

     The following is a summary of the material provisions of the Stockholders Agreement (the "Stockholders Agreement"), dated as of January 21, 2002, by and among Parent, the Purchaser and certain stockholders of the Company, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated by reference herein.

     As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement, certain stockholders of the Company (each a "Stockholder") who own an aggregate of 6,672,480 Shares (excluding Shares subject to options but including restricted stock that will vest immediately prior to or upon consummation of the Offer), representing approximately 11.9% of the Shares outstanding on

January 16, 2002, concurrently with the execution and delivery of the Merger Agreement entered into the Stockholders Agreement. The Stockholders are each of the Company's directors, Michael J. Keough, Lawrence G. Rogna, Jeffery B. Park and Mid-America Group, Ltd., an affiliate of Marvin A. Pomerantz. Pursuant to the Stockholders Agreement, each of the Stockholders has agreed to validly tender into the Offer promptly all Shares subject to the Stockholders Agreement. Each Stockholder agreed not to withdraw his or her Shares so tendered unless the Offer is terminated or expired. Each of the Stockholders has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and against any action or agreement which would impede, interfere with or prevent the Merger.

     Each of the Stockholders has agreed that, prior to the termination of the Stockholders Agreement pursuant to its terms, such Stockholder will not (1) transfer, or consent to the transfer, of any or all of the Shares beneficially owned by such Stockholder; (2) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares beneficially owned by such Stockholder or any interest therein; (3) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares beneficially owned by such Stockholder; (4) deposit the Shares beneficially owned by such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect to the Shares beneficially owned by such Stockholder or (5) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations under the Stockholders Agreement or the transactions contemplated thereby.

     The Stockholders Agreement, and all rights and obligations of the parties thereto, shall terminate immediately upon the earlier of (1) the termination of the Merger Agreement in accordance with its terms, (2) the Effective Time or (3) the written mutual consent of the parties thereto.

  Stock Option Agreement

     The following is a summary of the material provisions of the Stock Option Agreement (the "Option Agreement"), dated as of January 21, 2002, by and between Parent and the Company, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Option Agreement, which is incorporated by reference herein.

     Pursuant to the Option Agreement, the Company granted to Parent an irrevocable option (the "Company Option") to purchase up to such number of newly-issued Shares of Company common stock as is equal to 19.9% of the Shares outstanding on the date of exercise of the option at a purchase price per Share of $1.17, subject to the terms and conditions set forth in the Option Agreement.

     The Option Agreement provides that, at any time or from time to time prior to the termination of the Company Option in accordance with the terms of the Option Agreement, Parent (or its designee) may exercise the Company Option, in whole or in part, if on or after the date of the Option Agreement, the Purchaser accepts for payment pursuant to the Offer Shares constituting more than two-thirds but less than 90% of the Shares then outstanding on a fully diluted basis and the exercise of the Company Option would result in Parent and its affiliates holding 90% or more of the Shares outstanding on a fully diluted basis.

     Parent's obligation to purchase Shares and the Company's obligation to issue Shares upon any exercise of the Company Option is subject (at its election) to the conditions that (1) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (2) any applicable waiting period under the HSR Act and any foreign antitrust or competition laws and regulations shall have expired and (3) there shall have been no material breach of the representations, warranties, covenants or agreements of the other party contained in the Option Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Shares, or any failure by the Company to issue Shares, upon exercise of the Company Option at any closing of such purchase as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions.

     The Option Agreement shall terminate and the Company Option shall expire upon the earlier of (1) the Effective Time and (2) the termination of the Merger Agreement.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

     The Company Board has approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by two-thirds of all votes entitled to be cast at such meeting. If the Minimum Stock Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

     If the Purchaser acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and bylaws of the Purchaser will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger.

     Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. See Section 17.

     Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the provision in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company Board who are directors as of the date of the Merger Agreement and not employees of the Company.

     Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's business.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would relate to or result in (1) any extraordinary corporate transaction involving the Company or any of its respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (2) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (3) any material change in the Company's capitalization or dividend policy, or (4) any other material change in the Company's corporate structure or business.

13. CERTAIN EFFECTS OF THE OFFER.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the American Stock Exchange. According to the American Stock Exchange's published guidelines, the American Stock Exchange would consider delisting the Shares if any one or more of the following conditions should exist: (1) the number of Shares publicly held is less than 200,000; (2) the total number of public shareholders is less than 300; or (3) the aggregate market value of publicly held Shares is less than $1 million. According to representations made by the Company in the Merger Agreement, as of January 16, 2002, there were 56,007,310 Shares issued and outstanding. Based upon information available to Parent, as of the date of the Offer there are approximately 510 record holders of Shares.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the American Stock Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the American Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the American Stock Exchange. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Employee Stock Options. The Merger Agreement provides that prior to consummation of the Offer, the Company shall take all necessary action to: (1) terminate, effective not later than the Effective Time, all of the Option Plans (as defined in the Merger Agreement), (2) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under the Gaylord Container Corporation 1997 Long-Term Equity Incentive Plan and the Gaylord Container Corporation Outside Director Stock Option Plan, that is outstanding and unexercised as of such time, (3) cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under all Option Plans held by certain senior officers of the Company, including Messrs. Casey, Keough and Rogna, that is outstanding and unexercised as of such time, and (4) use its commercially reasonable efforts to obtain consents of the individual holders to cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under all Option Plans that is outstanding and unexercised as of such time and that is not otherwise canceled pursuant to the foregoing clauses
(2) and (3) (it being understood that the failure of the Company to obtain the consent of any such holder, after a good faith effort, shall not be deemed a breach of such clause (4)). The Company also agrees to take all action reasonably necessary to approve the disposition of the Company Options and other awards so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

     Employee Benefit Arrangements. The Merger Agreement provides that, during the period commencing on the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to provide employees of the Company and the Company's subsidiaries who were employees of the Company or the Company's subsidiaries immediately before the Effective Time employee benefits that are substantially no less favorable in the aggregate than either those currently provided by the Company and the Company's subsidiaries to such employees as of the date of the Merger Agreement or those provided from time to time by Parent and its subsidiaries to their other similarly situated employees; provided, however, that, during such one-year period, the benefit provided to any such employee under any tax-qualified defined benefit pension plan in which the employee participates shall be no less than that determined under the formula in effect under the Gaylord Container Corporation Retirement Plan as in effect on the date of the Merger Agreement taking into account both (1) the years of service recognized for such employee under such Retirement Plan as of the closing date of the Merger and (2) such employee's service with Parent, the Surviving Corporation, or any subsidiary of Parent after the closing date of the Merger during such one-year period; provided, further, that the provisions of the Merger Agreement described in this section "Employee Benefit Arrangements" will not restrict Parent's or the Surviving Corporation's ability to change any benefit plans in the future.

     The Merger Agreement also provides that, to the extent that any benefit would become payable in respect of consummation of the Offer, under any Benefit Plan (as defined in the Merger Agreement) required to be disclosed in Section 4.12(m) of the company disclosure schedule delivered by the Company pursuant to the Merger Agreement, the Company shall, prior to any initial acceptance for payment of Shares in the Offer, take all actions necessary: (1) to the extent it may unilaterally do so, to amend all such Benefit Plans to provide that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, (2) to the extent not amended under the preceding clause (1), to amend all of its Benefit Plans with respect to certain senior executives and others such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, (3) to amend the Company's Supplemental Executive Retirement Plan and the phantom stock grants to the extent such Benefit Plans apply to any individuals other than the senior executives and other individuals referenced above, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, but, with respect to the Supplemental Executive Retirement Plan, providing such individuals with a payment for the time value of money in respect of the period between the Offer and the Merger using a discount rate based on U.S. treasuries with the most comparable maturities such that no benefit under that plan has been reduced (provided that nothing in the Merger Agreement shall prohibit the Company from continuing to make periodic payments under and in accordance with the Supplemental Executive Retirement Plan to any specified individual who is receiving such periodic payments as of the date of the Merger Agreement until such time as such individual's benefit is paid out in full by reason of the consummation of the Merger), and (4) to use commercially reasonable efforts to obtain the consent of each affected individual to amend the Company's Management Incentive Plan and each individual Severance Compensation Agreement (as amended) with respect to such individual, to the extent it applies to any individuals other than the senior executives and other individuals referenced above, such that any benefit that otherwise would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger (it being understood that the failure to obtain the consent of any such beneficiary, after a good faith effort, shall not be deemed a breach of this clause (4)). After the Appointment Date (as defined in the Merger Agreement) and prior to the Effective Date, Parent agrees not to, and to cause the Company not to, terminate the employment of certain senior officers of the Company, including Messrs. Pomerantz, Casey, Keough and Rogna, or any individual who consents to the amendment described in clause (4) above.

     The Merger Agreement also provides that, from and after the Effective Time, the Surviving Corporation and its wholly-owned subsidiaries, as applicable, shall honor each Benefit Plan that provides for severance (including without limitation change of control and termination agreements) in accordance with its terms (as amended in accordance with the second paragraph of this section "Employee Benefit Arrangements", if applicable); provided that the provisions of the Merger Agreement described in this paragraph will not prevent Parent or the Surviving Corporation from causing such Benefit Plan to be amended or terminated in accordance with its terms.

     The Merger Agreement provides that for purposes of any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any subsidiary of Parent, Parent shall recognize (or cause to be recognized) service with the Company and the Company's subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting and eligibility to participate; provided that the retirement benefit shall be calculated as provided in the first paragraph of this section "Employee Benefit Arrangements."

     The Merger Agreement also provides for the reduction in benefits certain current and former senior executives would be entitled to receive under their employment or severance arrangements or pursuant to the Company's Supplemental Executive Retirement Plan as a result of the consummation of the Merger. These reductions are in an aggregate amount of approximately $17.0 million. See the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" below for information about these reductions.

     Agreement to Reduce Certain Senior Executive Contractual Benefits.  Marvin
A. Pomerantz, Chairman and Chief Executive Officer of the Company, and Warren J. Hayford, a director and former President and Chief Operating Officer of the Company, have agreed to a 50% reduction in the supplemental retirement payments each would be entitled to receive under his employment agreement upon consummation of the Merger. These 50% reductions are equal to approximately $4.0 million and $1.9 million, respectively.

     Daniel P. Casey, Vice Chairman and Chief Financial Officer of the Company, has agreed to a 50% reduction in the combined benefits he would be entitled to receive under the SERP (as defined) and his Severance Agreement (as defined) upon consummation of the Merger. This 50% reduction is equal to approximately $3.5 million.

     Dale E. Stahl, former President of the Company, has agreed to a 50% reduction in the benefits he would be entitled to receive under the SERP upon consummation of the Merger. This 50% reduction is equal to approximately $1.7 million.

     Michael J. Keough, President and Chief Operating Officer of the Company, has agreed to a 40% reduction in the combined benefits he would be entitled to receive under the SERP and his Severance Agreement upon consummation of the Merger. This 40% reduction is equal to approximately $2.0 million.

     Lawrence G. Rogna, Senior Vice President of the Company, has agreed to a 30% reduction in the combined benefits he would be entitled to receive under the SERP and his Severance Agreement upon consummation of the Merger. This 30% reduction is equal to approximately $1.4 million.

     Four additional executives have agreed to reductions ranging from 20% to 30% in the combined benefits each would be entitled to receive under the SERP, his individual Severance Agreement and other employment arrangements upon consummation of the Merger. The total reduction for these four executives is equal to approximately $2.5 million.

     The aggregate amount of these benefit reductions is equal to approximately $17.0 million, or approximately 43% of the total contractual benefits these ten current or former executives would be entitled to receive.

     In addition, the Company has agreed to make payable at the consummation of the Merger all obligations payable under the Severance Agreements of seven current executives (including Messrs. Casey, Keough and Rogna) as if the employment of each is terminated at such time.

     Pomerantz Employment Agreement. The Company currently has an employment agreement with Mr. Pomerantz. The agreement, originally memorialized by a written agreement dated June 1, 1997, as amended March 1, 2000, was set to expire in December 2000, but it has been extended by oral agreement between Mr. Pomerantz and the Company through the date of the consummation of the Merger. The agreement provides that if Mr. Pomerantz's employment is terminated (for any reason other than death, disability or serious misconduct) or if Mr. Pomerantz resigns for good reason, he will be entitled to receive his current base salary ($900,000 per annum) through the term of his employment agreement (the date of the consummation of the Merger). The employment agreement also provides for supplemental retirement payments equal to 50% of his average base salary and bonus for the four highest years of service, less primary Social Security benefits and any amounts payable under the Company's retirement plan. In the event of a change in control of the Company, Mr. Pomerantz is entitled to receive a lump sum payment equal to the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments he would be entitled to receive had he retired on the date of the change in control. The purchase by Parent and the Purchaser of Shares in the Offer would constitute a change in control under his employment agreement. However, as explained above in the section "Employee Benefit Arrangements," the Company and Mr. Pomerantz have agreed to amend his employment agreement so that any benefit that would be paid to Mr. Pomerantz as a result of the consummation of the Offer will instead become payable upon consummation of the Merger. Mr. Pomerantz's lump sum payment upon consummation of the Merger would be approximately $8.0 million. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding Mr. Pomerantz's agreement to reduce the benefits he is entitled to receive upon consummation of the Merger.

     Severance Agreements; Management Incentive Plan Payments. The Company currently has Severance Compensation Agreements (each, a "Severance Agreement") with 63 executives, including Messrs. Casey, Keough and Rogna, but excluding Mr. Pomerantz. Each Severance Agreement provides that if the employment of the executive is terminated (other than by reason of death, disability, retirement, cause or voluntary resignation) within 24 months after a change in control of the Company, the executive will receive (1) a severance payment equal to two times (or three times in the case of Messrs. Casey, Keough and Rogna) the sum of the executive's annual base salary plus the executive's target bonus under the Company's Management Incentive Plan and (2) certain other benefits for two years (or three years in the case of Messrs. Casey, Keough and Rogna) including, without limitation, continued life, medical, dental, disability and accident insurance and outplacement services. The consummation of the Offer would constitute a change in control under each Severance Agreement. However, as explained above in the section "Employee Benefit Arrangements," the Company and certain senior executives, (including Messrs. Casey, Keough and Rogna) have agreed to amend the Severance Agreements so that any benefit that would be paid to the executives as a result of the consummation of the Offer will instead become payable upon consummation of the Merger, and the Company has agreed to use commercially reasonable efforts to cause all other Severance Agreements to be amended in this same way. If all of these executives were terminated within 24 months after a change in control, the aggregate amount of severance payments under the Severance Agreements would be approximately $27.3 million, of which Messrs. Casey, Keough and Rogna would receive approximately $1.9 million, $1.7 million and $1.2 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Casey, Keough and Rogna and other current or former executives to reduce the benefits each would be entitled to receive under his Severance Agreement. In addition, the Company has agreed to make payable at the consummation of the Merger all obligations payable under the Severance Agreements of seven current executives (including Messrs. Casey, Keough and Rogna) as if the employment of each is terminated at such time.

     The Company currently maintains a Management Incentive Plan which provides for variable compensation based upon achievement of certain earnings before interest, income taxes, depreciation and amortization ("EBITDA") targets by the Company under which 39 executives participate. Each Severance Agreement provides that, in the event of a change in control of the Company (as described in the preceding paragraph of this section "Severance Agreements; Management Incentive Plan Payments"), the Company's Management Incentive Plan will be terminated and pro-rata payments will be made to the executives as follows: (1) a projection of EBITDA for the fiscal year shall be established by the Board, (2) the projected EBITDA will create a pool of award monies based on the current formula of 1.6%,
(3) the pool shall be pro-rated based on the number of weeks of the fiscal year completed at the date of termination of the Company's Management Incentive Plan and (4) the pool shall be distributed to all participating executives on the payroll as of the termination date of the Company's Management Incentive Plan in proportion to each executive's target incentive. Since the Company's previous fiscal year ended on September 30, 2001, each executive received incentive payments due under the Management Incentive Plan in the normal course for fiscal 2001 and will be entitled to receive the pro rata change in control payments, if any, due with respect to the portion of fiscal 2002 completed at the date of termination of the Management Incentive Plan. The Company will establish the forecasted EBITDA used to determine the amount of these pro rata change in control payments based on actual EBITDA used to calculate payments for fiscal 2001.

     Employment Letter Agreements. The Company currently has Letter Agreements with Messrs. Casey, Keough and Rogna and four other executives which provide that upon completion of the two years (or three years in the case of Messrs. Casey, Keough and Rogna) of benefits coverage provided under the Severance Agreements, such executive may elect to continue medical and dental coverage indefinitely by paying the full premium incurred by the successor for the coverage selected.

     Promissory Notes. The Company made loans to seven executives who are each party to a Severance Agreement in order to facilitate certain relocations. Each of these executives (who do not include any of Messrs. Pomerantz, Casey, Keough or Rogna) executed a promissory note in favor of the Company. If an executive becomes entitled to receive a severance payment under his Severance Agreement, the Company will forgive all principal and accrued interest owing under his promissory note. The aggregate original principal amount of these promissory notes was $555,000.

     Supplemental Executive Retirement Plan. The Company's Supplemental Executive Retirement Plan ("SERP") covering Messrs. Casey, Keough and Rogna and five other current or former executives (including Mr. Stahl) provides for supplemental retirement payments of up to 60% of their average base salary and bonus for the four highest of the last 10 years prior to retirement, less primary Social Security benefits and any amounts payable under the Company's retirement plan. Supplemental payments range
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from 35% (at age 55) to 60% (at age 65) of average base salary and bonus. In the event of a change in control of the Company, the executives will be entitled to receive in a lump sum the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments. The lump sum payment payable upon a change in control to an executive who has not attained age 55 will be calculated as if such executive had attained such age. The consummation of the Offer would constitute a change in control under the SERP. However, as explained above in the section "Employee Benefit Arrangements," the Company has agreed to amend the SERP generally to provide that benefits will become payable under the SERP on account of consummation of the Merger and not consummation of the Offer. The aggregate amount of lump sum SERP payments payable to these eight current or former executives upon consummation of the Merger will be approximately $15.4 million, of which Messrs. Casey, Keough, Rogna and Stahl would receive approximately $3.6 million, $1.8 million, $2.2 million and $3.3 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Casey, Keough, Rogna and Stahl and other current or former executives to reduce the benefits each would be entitled to receive upon consummation of the Merger.

     Hayford Retirement Payments. In the event of a change in control of the Company, Mr. Hayford will be entitled to receive in a lump sum the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments he is currently receiving under his prior employment agreement with the Company. The consummation of the Offer would constitute a change in control under this arrangement. However, as explained above in the section "Employee Benefit Arrangements," the Company and Mr. Hayford have agreed to amend his prior employment agreement so that any benefit that would be paid to Mr. Hayford as a result of the consummation of the Offer will instead become payable upon consummation of the Merger. Mr. Hayford's lump sum payment upon consummation of the Merger will be approximately $3.8 million. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding Mr. Hayford's agreement to reduce the benefits he would be entitled to receive upon consummation of the Merger.

     Excise Tax Reimbursements. In the event Messrs. Pomerantz or Hayford or any executive covered by a Severance Agreement becomes subject to any excise tax imposed by Section 4999 of the Code, the Company is obligated to pay to such executive, not later than 30 days after a change in control of the Company (within the meaning of the Code), a gross-up payment in an amount equal to (1) any excise tax to which such executive becomes subject and (2) all federal income, state income, payroll or other taxes to which the executive becomes subject with respect to the gross-up payment. The aggregate amount of these gross-up payments would be approximately $5.9 million, of which Messrs. Pomerantz, Hayford, Casey, Keough and Rogna would receive approximately $0, $0, $1.4 million, $1.5 million and $0.9 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Pomerantz, Hayford, Casey, Keough and Rogna and other current or former executives to reduce the benefits each would be entitled to receive upon consummation of the Merger. These payments will be deferred as described above in the section "Employee Benefit Arrangements."

     Restricted Stock. The Company has granted an aggregate of 1,957,000 shares of restricted stock, including 250,000, 300,000 and 125,000 shares of restricted stock granted to Messrs. Casey, Keough and Rogna, respectively. All restrictions on this restricted stock will lapse upon a change in control of the Company. The consummation of the Offer would constitute a change in control for purposes of this lapsing.

     Phantom Stock. The 1,000 phantom stock units granted to Mary Sue Coleman, Harve A. Ferrill, John E. Goodenow, David B. Hawkins, Warren J. Hayford and Ralph L. MacDonald Jr., each a non-employee director of the Company, will vest upon a change in control of the Company or when such person ceases to be a director of the Company. The consummation of the Offer would constitute a change in control for purposes of this vesting. However, as explained above in the section "Employee Benefit Arrangements," the Company and such persons have agreed to amend the phantom stock agreements so that a change in control that would be triggered upon consummation of the Offer will instead be triggered upon consummation of the Merger.
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

     Deferred Director Fees. Messrs. Ferrill, Goodenow, Hawkins, Kolb and MacDonald have elected to defer all cash fees payable for their service on the Board until they cease to be directors or file a written revocation of their election. Such deferred fees accrue gain or loss as if the deferred fees were used to acquire Common Stock at a 15% discount from the closing price at the beginning of each fiscal year. In the event that Messrs. Ferrill, Goodenow, Hawkins, Kolb and MacDonald cease to be directors in connection with the consummation of the Offer or the Merger, the deferred fees shall become payable.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Company has not declared or paid dividends on the Shares during the past two years. As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, the Company will not and will not permit any of its subsidiaries to declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock.

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then tendered if (1) the HSR Condition shall not have been satisfied or any applicable waiting period under any applicable foreign antitrust or competition laws shall not have expired or been terminated, (2) the Minimum Stock Condition shall not have been satisfied,
(3) the Minimum Note Condition shall not have been satisfied, or (4) at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur and be continuing:

          (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement, or the Stockholders Agreement, or the acquisition by Parent or the Purchaser of any Notes pursuant to the Notes Tender Offers, seeking to restrain or prohibit the making or consummation of the Offer, the Merger, the Notes Tender Offers or the performance of any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, the Stockholders Agreement or the agreements and documents governing the Notes Tender Offers, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole,
     (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment or pay for some or all of the Shares pursuant to the Offer and the Merger or some or all of the Notes pursuant to the Notes Tender Offers, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or to exercise full rights of ownership of the Notes, or (v) which otherwise is reasonably likely to have a Company Material Adverse Affect (as defined below); or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the Nasdaq National Market, for a period in excess of three hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index for a period of less than two days and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) there shall have occurred a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions or conditions affecting the Company's industry generally, or the announcement of the Merger Agreement or the transactions contemplated thereby (a "Company Material Adverse Effect") and in considering whether a Company Material Adverse Effect has occurred, Parent or Merger Subsidiary may consider any items that would or should have been included in a Section of the company disclosure schedule delivered by the Company pursuant to the Merger Agreement had the related representation and warranty been given as of the date of the Merger Agreement and as of the date of expiration of the Offer and not as of some other date (regardless of whether such items were disclosed to Parent, Merger Subsidiary or publicly (in an SEC filing or otherwise) subsequent to such other date); or

          (e) the Company Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, the Purchaser or their affiliates, or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, the Purchaser or their affiliates; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the date of the expiration of the Offer, such that the aggregate effect of all such breaches of representations and warranties shall have had or (without regard in each case to any other date for which any of the representations and warranties are explicitly made) is reasonably likely to have a Company Material Adverse Effect and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company or the representations and warranties set forth in Sections 4.12(m) and 4.15 and the last sentence of Section 4.11 of the Merger Agreement shall not be true and correct; or

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company; or

          (h) all consents necessary to the consummation of the Notes Tender Offers, the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements shall not have been obtained, other than consents the failure of which to obtain would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

          (i) the Merger Agreement shall have been terminated in accordance with its terms; or

          (j) the Company shall not have delivered documents satisfactory to the Parent evidencing that the Company's obligations in respect of (i) the benefits disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits required by the final sentence of Section 7.3(b), do not exceed $39 million and (ii) broker's and advisory fees as referred to in Section 4.15 do not exceed $10.2 million; or

          (k) Parent shall have determined by delivery of written notice to the Company within ten days of the date hereof that the 60-Day Notice of Intent to Sue Under California Health and Safety Code sent by the Citizens for Responsible Business, Inc. on December 27, 2001, to the Company's former California East mill and Antioch boxplant, referenced on Section 4.17 of the company disclosure schedule delivered by the Company pursuant to the Merger Agreement, could reasonably result in a potential liability (whether by an adverse judgment, civil fines, settlement, remediation or retooling in lieu of providing any public notice or as part of a settlement or an adverse judgment, any combination thereof or otherwise, including follow-on suits) in an amount in excess of $5 million;

     which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Notes Tender Offers or the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that all conditions, other than those conditions subject to government approvals, must be asserted or waived on or before the Expiration Date.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Certain Legal Matters. On October 1, 2001, a lawsuit entitled Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd. v. Gaylord Container Corp., Temple-Inland Acquisition Corp., Temple-Inland Inc., State Street Bank and Trust Company and Fleet National Bank, was filed in the United States District Court for the Southern District of New York by plaintiffs seeking to assert claims on behalf of a class of all holders of the Senior Notes (the "Senior Noteholders"). The complaint (the "Complaint") named as defendants the Company, the Purchaser, Parent, State Street Bank and Trust Company and Fleet National Bank. The plaintiffs alleged that the Company had assumed fiduciary responsibilities to its creditors and that it had breached these duties along with provisions of the indentures related to the Senior Notes and implied covenants of fair dealing in the indentures related to the Senior Notes by permitting, facilitating and/or favoring the Original Notes Tender Offers. The plaintiffs alleged that State Street Bank and Trust Company and Fleet National Bank, as trustees under the indentures related to the Senior Notes (collectively, the "Trustees"), breached their fiduciary duties to the Senior Noteholders. The plaintiffs alleged that Parent aided and abetted the Company's and the Trustees' alleged breaches. The plaintiffs seek, among other requested items of relief, to enjoin the defendants from completing the Original Notes Tender Offers or if consummated, rescission of the transaction, the imposition of a constructive trust on the Company's assets for the benefit of its creditors and damages, fees and expenses.

     On October 9, 2001, the plaintiffs filed a Motion for a Temporary Restraining Order seeking a temporary restraining order preventing the Company, the Purchaser, Parent and the Trustees from: (1) accepting, or causing acceptance for payment of, any and all of the Shares and the Senior Notes tendered pursuant to the Original Offer and Original Notes Tender Offers; (2) accepting consents with respect to the original proposed amendments to the Senior Notes and the indentures related thereto, giving notice to either the Depositary or The Depository Trust Company, and announcing the withdrawal deadline with respect to the consent solicitation for the Senior Notes; (3) amending, supplementing and/or modifying the terms, in any manner, of the indentures related to the Senior Notes; and (4) consummating the Original Merger.

     On October 10, 2001, Parent and the Purchaser filed papers in opposition to the Motion for a Temporary Restraining Order.

     On October 10, 2001, the Company also filed papers in opposition to the Motion for a Temporary Restraining Order.

     On October 11, 2001, Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd. filed the Amended Complaint in their lawsuit initiated on October 1, 2001 against Parent, the Purchaser, the Company, State Street Bank and Trust Company and Fleet National Bank. The Amended Complaint, among other changes and additions, added allegations that the Original Notes Tender Offers were coercive, inadequately disclosed and violated Section 14(e) of the Exchange Act and Rule 14e-3 promulgated thereunder. Parent, the Purchaser and the Company believe that the lawsuit and the Amended Complaint is without merit and intend to defend against the lawsuit vigorously.

     On October 15, 2001, the parties to the litigation agreed to delay, without prejudice, the preliminary injunction hearing scheduled for October 23, 2001, and to suspend discovery and activities related thereto, in order to permit time for negotiations among Parent, the Company and certain holders of the Notes. The parties further agreed that in the event that a new or different tender offer was announced by Parent, the Notes Tender Offers would be kept open for an additional period of at least twelve days after such revised terms or agreement were publicly announced.

     On October 31, 2001, the court in the Litigation issued an order scheduling an initial pretrial conference for December 17, 2001, in lieu of a consent order for resolving the case within six months.

     On November 6, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to November 30, 2001.

     On November 26, 2001, the parties to the Litigation agreed that the date for defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended up to December 20, 2001.

     On December 10, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to January 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference scheduled for December 17, 2001 until after the expiration of the tender offers on January 7, 2002, and the defendants' answers were filed.

     On December 13, 2001, the court rescheduled the initial pretrial conference in the Litigation for January 28, 2002.

     The Complaint and the Amended Complaint have been filed as an exhibit to the Schedule TO. The above summary is not a complete description of the Complaint and the Amended Complaint, and is qualified in its entirety by reference to the full text of the Complaint and the Amended Complaint.

     General Regulatory Approvals. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of
Section 203 the entering into by the Purchaser, Parent and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Parent and the Purchaser by virtue of such actions.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements; however, the Parent and the Purchaser made the required filings under the HSR Act on September 28, 2001 in connection with the Original Merger Agreement, the Original Offer and the Original Merger. On October 15, 2001, the waiting period under the HSR Act expired without any regulatory challenge under the HSR Act to the consummation of the Original Offer or the Original Merger. Because the parties and the material terms are the same as in the Original Offer and the Original Merger, no new filing will be required for the Offer and the Merger, and the HSR Condition to the Offer and the Merger is therefore satisfied as long as the Offer and the Merger are consummated prior to October 15, 2002.

     Though the HSR Condition has been satisfied, the Antitrust Division and the FTC may still scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and
Section 11 for certain termination rights.

17. APPRAISAL RIGHTS.

     If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. See
Section 12. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

18. FEES AND EXPENSES.

     Salomon Smith Barney is acting as the Dealer Manager in connection with the Offer, the Notes Tender Offers and Parent's proposed acquisition of the Company. Salomon Smith Barney will receive reasonable and customary compensation for its services relating to the Offer and the Notes Tender Offers and will be reimbursed for certain out-of-pocket expenses. Parent, the Purchaser and Inland Container Corporation I have agreed to indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Parent and the Purchaser have retained D. F. King & Co., Inc. to be the Information Agent and Computershare Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     None of Parent or the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                    TEMPLE-INLAND ACQUISITION CORPORATION

January 22, 2002

                                                                      SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 303 South Temple Drive, Diboll, Texas 75941. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Parent. None of Parent's directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities, of the Company, except that Bart J. Doney and Dale E. Stahl own 2,000 and 20,000 Shares, respectively. There is no family relationship between any of the directors and executive officers of Parent other than Arthur Temple III and Charlotte Temple, who are brother and sister.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                           EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
-------------------------                                  -------------------------------
Robert Cizik                                    Member, Board of Directors. Mr. Cizik, age 70, is the
Cizik Interests                                 former Chairman and Chief Executive Officer of Cooper
Texas Commerce Tower                            Industries, Inc., Houston, Texas, a diversified
600 Travis, Suite 3628                          international manufacturing company (1975-1996). He
Houston, TX 77002                               currently serves as Non-Executive Chairman of Koppers
                                                Industries, Inc., Pittsburgh, Pennsylvania, and as a
                                                director of Air Products and Chemicals, Inc. He
                                                previously served as a director of Harris Corporation
                                                from 1988 until November 1999.

Anthony M. Frank                                Member, Board of Directors. Mr. Frank, age 70, is
Belvedere Capital Partners, Inc.                Chairman of Belvedere Capital Partners, Inc. He
Chairman of the Board                           served as Postmaster General of the United States
One Maritime Plaza                              from 1988 until 1992. Mr. Frank is also a director of
Suite 825                                       The Charles Schwab Corporation, General American
San Francisco, CA 94111                         Investors Company, Inc., Bedford Properties, Inc.,
                                                Crescent Real Estate Equities, and Cotelligent, Inc.

James T. Hackett                                Member, Board of Directors. Mr. Hackett, age 47, is
Ocean Energy                                    Chairman, President and Chief Executive Officer,
Chairman, President & Chief Executive Officer   Ocean Energy, Inc. Mr. Hackett was Chairman and Chief
1001 Fannin                                     Executive Officer of Seagull Energy Corporation from
Suite 1600                                      1998 until it merged with Ocean Energy, Inc. in March
Houston, TX 77002-6794                          1999, when he assumed the title of Chief Executive
                                                Officer and President. He assumed the Chairman title
                                                on January 1, 2000. Mr. Hackett served as
                                                President-Energy Services Group of Duke Energy
                                                Corporation, Houston, Texas from 1997 until 1998 and
                                                as Executive Vice President of PanEnergy Corporation
                                                (which merged into Duke Energy) from 1996 until 1997.
                                                Mr. Hackett is also a director of New Jersey
                                                Resources Corporation, Kaiser Aluminum & Chemical
                                                Corporation and the Fluor Corporation.

William B. Howes                                Member, Board of Directors. Mr. Howes, age 64, has
Inland Paperboard and Packaging, Inc.           served as Executive Vice President of Parent since
4030 Vincennes Road                             1996. Mr. Howes is also Chairman of the Board and
Indianapolis, IN 46268                          Chief Executive Officer of Parent's Inland Paperboard
                                                and Packaging, Inc. subsidiary.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                           EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
-------------------------                                  -------------------------------

Bobby R. Inman                                  Member, Board of Directors. Admiral Inman, age 70, is
701 Brazos, Suite 500                           Managing Director of Inman Ventures, an investment
Austin, TX 78701                                firm. He is a director of Fluor Corporation, SBC
                                                Communications Inc., Science Applications
                                                International Corp. and Xerox Corporation.

Kenneth M. Jastrow, II                          Chairman and Chief Executive Officer of Parent. Mr.
Chairman and Chief Executive Officer            Jastrow, age 54, was elected to his current office
Temple-Inland Inc.                              effective January 1, 2000. He served as Group Vice
1300 South MoPac Expressway,                    President of the Parent from 1995 until 1998, as
Second Floor                                    President and Chief Operating Officer in 1998 and
Austin, TX 78746                                1999, and as Chief Financial Officer of Parent from
                                                November 1991 until 1999.

James A. Johnson                                Member, Board of Directors. Mr. Johnson, age 58, is
Vice Chairman                                   Chairman and Chief Executive Officer of Johnson
Perseus LLC                                     Capital Partners. Mr. Johnson served as Chairman of
2999 Pennsylvania Ave., N.W.                    the Executive Committee of the Board of Fannie Mae in
Suite 900                                       1999 and as Chairman and Chief Executive Officer of
Washington, DC 20006                            Fannie Mae from 1991 through 1998. He is also a
                                                director of Cummins Engine Company, Inc., Target
                                                Corporation, The Goldman Sachs Group, Inc., Kaufman
                                                and Broad Home Corporation, UnitedHealth Group, and
                                                Gannett Co., Inc.

W. Allen Reed                                   Member, Board of Directors. Mr. Reed, age 54, has
President and Chief Executive Officer           served as President and Chief Executive Officer of
General Motors Investment Management            General Motors Investment Management Corporation
Corporation                                     since 1994. Mr. Reed also serves as Chairman and CEO
767 Fifth Avenue                                of the GM Trust Company and as a Corporate Vice
New York, NY 10153                              President of General Motors Corporation. He is also a
                                                director of iShares, MSCI Series, Inc., FLIR Systems,
                                                Inc. and General Motors Acceptance Corporation
                                                (GMAC).

Herbert A. Sklenar                              Member, Board of Directors. Mr. Sklenar, age 70, is
Chairman of the Board Emeritus                  Chairman of the Board Emeritus of Vulcan Materials
Vulcan Materials Company                        Company, a producer of construction materials and
1200 Urban Center Drive                         chemicals. Mr. Sklenar served as Chief Executive
Birmingham, AL 35242                            Officer of Vulcan Materials Company from 1986 until
                                                February 1997 and he served as Chairman from 1992
                                                until his retirement in 1997.

Arthur Temple III                               Member, Board of Directors. Mr. Temple, age 59, is
Chairman & Chief Executive Officer              Chairman of the Board and Chief Executive Officer of
Exeter Investment Company                       Exeter Investment Company. Mr. Temple served as
109 Temple Blvd.                                Chairman of the Board of Exeter Investment Company
Lufkin, TX 75901                                from 1975 to early 1982 and since March 1986. He is
                                                also Chairman of the Board of First Bank & Trust,
                                                East Texas.

Charlotte Temple                                Member, Board of Directors. Ms. Temple, age 61, is a
Temple Vineyards                                private investor. During at least the past five
400 Taplin Road                                 years, Ms. Temple has been associated with various
St. Helena, CA 94574                            civic organizations while pursuing private interests.
                                                She is Owner and President of Temple Vineyards,
                                                grower of prime Napa Valley grapes. Ms. Temple is
                                                also a director of Exeter Investment Company.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                           EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
-------------------------                                  -------------------------------

Larry E. Temple                                 Member, Board of Directors. Mr. Temple, age 66, is an
400 W. 15th Street                              attorney and during the last five years has been in
Suite 1510                                      private practice. He is a member of the Board and
Austin, TX 78701                                President of the Lyndon B. Johnson Foundation.

Harold C. Maxwell                               Mr. Maxwell, age 61, became Executive Vice President
                                                of Parent in February 2000 after serving as Group
                                                Vice President since May 1989. In March 1998, Mr.
                                                Maxwell was named Chairman of the Board, President,
                                                and Chief Executive Officer of Temple-Inland Forest
                                                Products Corporation after having served as Group
                                                Vice President -- Building Products of Temple-Inland
                                                Forest Products Corporation since November 1982.

Bart J. Doney                                   Mr. Doney, age 51, became Group Vice President of
                                                Parent in February 2000. Mr. Doney has served Inland
                                                Paperboard and Packaging, Inc. as Executive Vice
                                                President, Packaging since June 1998, and Senior Vice
                                                President from 1996 until 1998.

Kenneth R. Dubuque                              Mr. Dubuque, age 53, became Group Vice President of
                                                Parent in February 2000. In October 1998, Mr. Dubuque
                                                was named President and Chief Executive Officer of
                                                Guaranty Federal Bank, F.S.B., Parents' savings bank.
                                                From 1996 until 1998, Mr. Dubuque served as Executive
                                                Vice President and Manager -- International Trust and
                                                Investment of Mellon Bank Corporation.

James C. Foxworthy                              Mr. Foxworthy, age 50, became Group Vice President of
                                                Parent in February 2000. Mr. Foxworthy also serves as
                                                Executive Vice President, Paperboard of Inland
                                                Paperboard and Packaging, Inc., a position he has
                                                held since June 1998. From 1995 until 1998, he served
                                                as Senior Vice President of Inland Paperboard and
                                                Packaging, Inc.

Dale E. Stahl                                   Mr. Stahl, age 54, became Group Vice President of
                                                Parent in July 2000. Mr. Stahl served as President
                                                and Chief Operating Officer of Gaylord Container
                                                Corporation for twelve years prior to joining Parent.

Jack C. Sweeny                                  Mr. Sweeney, age 55, became a Group Vice President of
                                                Parent in May 1996. He also serves as Executive Vice
                                                President, Forest/Solid Wood and a Director of
                                                Temple-Inland Forest Products Corporation.

M. Richard Warner                               Mr. Warner, age 50, became Vice President and General
                                                Counsel of Parent in June 1994 and was named Chief
                                                Administrative Officer in May 1999.

Randall D. Levy                                 Mr. Levy, age 50, became Chief Financial Officer of
                                                Parent in May 1999. Mr. Levy joined Guaranty Federal
                                                Bank, F.S.B. in 1989 serving in various capacities,
                                                most recently as Chief Operating Officer from 1994 to
                                                1999.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                           EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
-------------------------                                  -------------------------------

Louis R. Brill                                  Mr. Brill, age 60, became Vice President, Controller
                                                of Parent in December 1999 and was named Chief
                                                Accounting Officer in May 2000. Before joining Parent
                                                in 1999, Mr. Brill was a partner of Ernst & Young LLP
                                                for 25 years.

Scott Smith                                     Mr. Smith, age 47, became Chief Financial Officer of
                                                Guaranty Federal Bank, F.S.B. in July 2001, Chief
                                                Accounting Officer of Temple-Inland Financial
                                                Services Inc. in June 2001 and Chief Information
                                                Officer of Parent in February 2000. Prior to that,
                                                Mr. Smith was Treasurer of Guaranty Federal Bank,
                                                F.S.B. from November 1993 to December 1999 and Chief
                                                Information Officer of Temple-Inland Financial
                                                Services Inc. from August 1995 to June 1999.

Doyle R. Simons                                 Mr. Simons, age 37, became Vice
                                                President - Administration in November 2000. Mr.
                                                Simons has served as the Director of Investor
                                                Relations for Parent since 1994.

David W. Turpin                                 Mr. Turpin, age 51, became Treasurer of Parent in
                                                June 1991. Mr. Turpin also serves as the Executive
                                                Vice President and Chief Financial Officer of
                                                Lumbermen's Investment Corporation, a real estate
                                                subsidiary of Parent.

Leslie K. O'Neal                                Ms. O'Neal, age 45, became Secretary of Parent in
                                                February 2000 after serving as Assistant Secretary
                                                since 1995. Ms. O'Neal also serves as Assistant
                                                General Counsel of Parent, a position she has held
                                                since 1985. Ms. O'Neal also serves as Secretary of
                                                various subsidiaries of Parent.

2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. The current business address of each person is 303 South Temple Drive, Diboll, Texas 75941. Each person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Parent. None of the Purchaser's directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities, of the Company, except that Bart J. Doney and Dale E. Stahl own 2,000 and 20,000 Shares, respectively.

                                                           PRESENT PRINCIPAL OCCUPATION OR
                                                           EMPLOYMENT; MATERIAL POSITIONS
       NAME, AGE AND BUSINESS ADDRESS                      HELD DURING THE PAST FIVE YEARS
       ------------------------------                      -------------------------------
Kenneth M. Jastrow, II                          Member, Board of Directors. See Part 1 of this
                                                Schedule I.

Dale E. Stahl                                   Member, Board of Directors. President of the
                                                Purchaser. See Part 1 of this Schedule I.

M. Richard Warner                               Member, Board of Directors. Vice President of the
                                                Purchaser. See Part 1 of this Schedule I.

Bart J. Doney                                   Vice President of the Purchaser. See Part 1 of this
                                                Schedule I.

James C. Foxworthy                              Vice President of the Purchaser. See Part 1 of this
                                                Schedule I.

Leslie K. O'Neal                                Secretary of the Purchaser. See Part 1 of this
                                                Schedule I.

David W. Turpin                                 Treasurer of the Purchaser. See Part 1 of this
                                                Schedule I.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Delivery:                 By Hand:
      Wall Street Station              Wall Street Plaza               Wall Street Plaza
         P.O. Box 1010            88 Pine Street, 19th Floor      88 Pine Street, 19th Floor
    New York, NY 10268-1010           New York, NY 10005              New York, NY 10005
                                  By Facsimile Transmission:
                                  (For Eligible Institutions
                                             Only)
                                        (212) 701-7636

                                Confirm Facsimile by Telephone:
                                        (212) 701-7624

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 549-6650

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free: (877) 446-1850